EXECUTION VERSION

SHARE AND ASSET
PURCHASE AGREEMENT

BY AND AMONG

USG FOREIGN INVESTMENTS, LTD.

USG (U.K.) LTD.

USG CORPORATION

AND

KNAUF INTERNATIONAL GMBH

KNAUF AMF CEILINGS LTD.

Dated: August 7, 2012

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SHARE AND ASSET PURCHASE AGREEMENT
THIS SHARE AND ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of August 7, 2012 is entered into by and among:
(i)    USG Foreign Investments, Ltd., a corporation incorporated under the laws of Delaware, United States of America, with its principal place of business located at 550 West Adams Street, Chicago, Illinois, 60661 (the “Share Seller”);
(ii)    USG (U.K.) Ltd., a limited company incorporated under the laws of England and Wales, with its principal office located at 1 Swan Road, South West Industrial Estate, Peterlee, County Durham, SR8 2HS (the “Asset Seller”)
(the Share Seller and the Asset Seller collectively the “Sellers” and each individually a “Seller”); and
(iii)    USG Corporation, a corporation incorporated under the laws of the state of Delaware, United States of America, with its principal place of business located at 550 West Adams Street, Chicago, Illinois, 60661;
(iv)    Knauf International GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany, with its registered office located at Iphofen, Germany, and registered with the commercial register of the local court (Amtsgericht) of Wuerzburg under HRB 5956 (the “Share Buyer”); and
(v)    Knauf AMF Ceilings Ltd., a limited company incorporated under the laws of England and Wales, with its principal office located at Thames House, 6 Church Street, Twickenham, Middlesex TW1 3Nj (the “Asset Buyer”).
(The Share Buyer and the Asset Buyer collectively the “Buyers” and each individually a “Buyer”; each of the Sellers and the Buyers are sometimes individually referred to as a “Party” and collectively as the “Parties”).

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PREAMBLE
WHEREAS, the Sellers are engaged, directly or indirectly through the Transferred Companies and the Transferred Assets in: (a) the business of manufacturing, supplying and selling ceiling grids in the Territory (the “Ceiling Grid Business”) and (b) the business of manufacturing, supplying and selling ready-mix finishing compounds products in the Territory (the “Compound Business”) (such Ceiling Grid Business and such Compound Business as currently conducted by the Sellers, the “Business”);
WHEREAS, the Share Buyer desires to purchase, and the Share Seller desires to sell, the Shares (as hereinafter defined), for the purchase price and upon the terms and conditions hereinafter set forth;
WHEREAS, the Asset Buyer desires to purchase, and the Asset Seller desires to sell, the Transferred Assets (as hereinafter defined), for the purchase price and upon the terms and conditions hereinafter set forth;
WHEREAS, simultaneously with the consummation of the transactions contemplated by this Agreement, the Parties wish to enter into the Related Agreements (as hereinafter defined).
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the Parties agree as follows:
(All capitalized terms used and not defined in this Agreement shall have the meaning set forth in Exhibit A.)

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Section 1.    PURCHASE, SALE AND TRANSFER OF SHARES AND ASSETS

1.1	Purchase, Sale and Transfer of the Shares
Effective as of the Closing Date, the Share Seller hereby sells (verkauft), transfers and assigns (tritt ab) the Shares to the Share Buyer, free and clear of any Liens. The Share Buyer hereby accepts such sale, transfer and assignment. The transfer and assignment in rem (dingliche Übertragung) of the Shares is subject to (aufschiebend bedingt) the payment of the Unadjusted Purchase Price as provided in Section 2.1 hereof.

1.2	Right to Profits
The sale and transfer of the Shares shall include any and all rights associated with, or otherwise pertaining to, the Shares including, without limitation, the rights to receive dividends of the Target Company declared but not yet paid out, unless those dividends have been taken into account in the determination of Indebtedness, in which case the dividends shall be for the account of the Share Seller.

1.3	Sale and Purchase of the Transferred Assets; Retained Assets
1.3.1    Transferred Assets
Subject to the restrictions provided in Section 1.5, if applicable, at the Closing and effective as of the Closing Date, the Asset Buyer shall purchase and acquire from the Asset Seller, and the Asset Seller shall sell and transfer to the Asset Buyer, free and clear of all Liens other than Permitted Liens, all of the Asset Seller’s right, title and interest in and to the assets, contracts, rights and interests, tangible and intangible, that are owned by the Asset Seller as of the Closing Date, except for the Retained Assets (hereinafter collectively the “Transferred Assets”). Such Transferred Assets shall include, without limitation:
(a)    Inventory. All the Inventory owned by the Asset Seller;
(b)    Accounts Receivable. All accounts receivable (including royalties receivable) owned by the Asset Seller, any unpaid interest accrued on accounts receivable and any security or collateral relating thereto;
(c)    Tangible Personal Property. All the tangible personal property and equipment owned by the Asset Seller, including, without limitation, fixtures, machinery and equipment, tools, maintenance machinery and equipment, computer, hardware, network equipment, office furniture and office equipment, other furnishings, trucks, automobiles and other vehicles and transportation equipment, and leasehold improvements, in particular, without limitation, as listed on the fixed asset registers attached hereto as Schedule 1.3.1(c), the list being subject to and changing following acquisitions, disposals and replacements until the Closing in the ordinary course in accordance with Section 7.2 below (the “Tangible Personal Property”);
(d)    Owned IP. All rights, title and interest of the Asset Seller in and to the Intellectual Property owned by the Asset Seller listed in Schedule 5.17(a) (the “Transferred IP”);
(e)    Contracts. Any and all rights and obligations of the Asset Seller under and relating

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to all Contracts to which the Asset Seller is a party other than the Retained Contracts (the “Transferred Contracts”); the Transferred Contracts which qualify as Material Contracts are listed in Schedule 1.3.1(e) hereto;
(f)    Permits. Any and all licenses, permits, approvals, waivers and consents, issued by any Governmental Authority and addressed to the Asset Seller to the extent the same are legally transferable; and
(g)    Goodwill. The goodwill, custom and connections of the Asset Seller relating to the Business, together with the exclusive right for the Asset Buyer to represent as carrying on the Business as successor of the Asset Seller;
(h)    Personnel Records. All personnel records and other records, to the extent the Asset Seller is not required by Law to retain such records in its possession; and
(i)    Tenders. Subject to Section 1.5.3 below, the benefits of any Tenders.
1.3.2    Retained Assets
Anything in Section 1.3.1 to the contrary notwithstanding, Asset Buyer shall under no circumstances be construed to purchase or have purchased (or to have the obligation to purchase) any interest whatsoever in any of the Retained Assets. All of the following items shall exclusively be the “Retained Assets”:
(a)    Cash. All cash, cash equivalents and marketable investments;
(b)    Retained Personnel Records. All personnel records and other records, to the extent the Asset Seller is required by Law to retain such records in its possession;
(c)    Tax Refunds. All claims for refund of Taxes and other governmental charges of whatever nature attributable to any time period before and including the Closing Date;
(d)    Retained Contracts. Any and all rights and obligations of the Asset Seller under and relating to the Contracts set forth in Schedule 1.3.2(d) (collectively, the “Retained Contracts”);
(e)    Retained Intellectual Property. Any and all of the Intellectual Property owned or used by or licensed to the Sellers' Group, whether or not used in the Business, including but not limited to the Retained Names (as defined in Section 8.2) (the “Retained IP”), other than (i) any of the Transferred IP and (ii) any of the rights, title or interest granted by companies of the Sellers’ Group under the License Agreements and the Patent Assignment Agreement;
(f)    Retained Pension Plan. The employee pension plan of the Asset Seller described in Schedule 1.3.2(f) (the “Retained Pension Plan”); and
(g)    Corporate Records. All corporate records and documents, including, but not limited to minute books, stock books, stock ledger and corporate seal of the Asset Seller.

1.4	Assumption of Liabilities; Retained Liabilities
1.4.1    Assumption of Liabilities

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The Asset Buyer shall assume with effect as of the Closing Date, and shall thereafter pay, perform and discharge as and when due, all Liabilities of the Asset Seller to the extent they are not Retained Liabilities (collectively, the “Assumed Liabilities”). The Assumed Liabilities shall include, without limitation:
(a)    Liabilities of the Asset Seller (i) set forth in the Reference Date Accounts of the Asset Seller and individually identified in Schedule 1.4.1(a) hereto or (ii) incurred in the ordinary course of business from the Reference Date until and including the Closing Date;
(b)    Trade Payables. All Liabilities of the Asset Seller that constitute trade payables;
(c)    Contracts. Any and all Liabilities arising under the terms of the Transferred Contracts; and
(d)    Employee Liabilities. Any and all Liabilities of the Asset Seller towards Transferred UK Employees, including Liabilities in connection with claims of employees for salaries, bonuses, pensions, paid vacation and any other benefits other than Liabilities in connection with the Retained Pension Plan. For the avoidance of doubt, this Section 1.4.1(d) shall not apply to any Transferred UK Employees which do not transfer to the Asset Buyer upon Closing in accordance with applicable Laws.
1.4.2    Retained Liabilities
Notwithstanding anything in Section 1.4.1, the Asset Seller shall retain and the Asset Buyer shall not assume or be responsible or liable in any way for or with respect to any Liabilities of the Asset Seller (i) relating to or arising out of the Retained Assets (including, for the avoidance of doubt, the Retained Pension Plan) and/or (ii) relating to any Taxes (collectively, the “Retained Liabilities”). For the avoidance of doubt, Liabilities for Taxes which transfer to the Asset Buyer under mandatory Law are Indemnifiable Taxes.

1.5	Assignability and Material Consents
1.5.1    Non-Assignable Items
Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to sell, assign or transfer any Transferred Asset, or any claim, right or benefit arising under or resulting from any Transferred Asset, to the Asset Buyer, if an attempted sale, assignment or transfer thereof, without novation or the prior consent, approval, authorization, waiver or agreement of another Person (a “Third Party Consent”), would (i) violate or is otherwise prohibited under any applicable Law, (ii) constitute a breach or other contravention of the rights of a third party, (iii) be ineffective with respect to any party to an agreement concerning such asset, or (iv) in any way adversely affect the rights thereunder of the Asset Seller or, upon transfer, of the Asset Buyer, as the case may be (the “Non-Assignable Items”).
1.5.2    Material Consents
With respect to the Contracts and assets listed in Schedule 1.5.2 (which are Material Contracts, other material Contracts or material Transferred Assets) (i) which are Non-Assignable Items, or (ii) in respect of which the consummation of the transactions contemplated hereby would violate or result in the breach or termination thereof, constitute a default or an event of default

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thereunder, or result in an acceleration, termination, suspension or modification thereof (collectively, the “Consent Items”):

(a)    the Sellers shall (at the Sellers' cost and expense) use their commercially reasonable efforts to obtain, prior to the Closing, all Third Party Consents necessary to authorize, approve or permit the sale, assignment, transfer or continuation of such Consent Items (the “Material Consents”) to or with the Buyers (including for the purposes hereof at the Buyers' sole discretion, the Business) or to otherwise novate such Consent Items for the benefit of the Buyers (or the Business), provided that:
(i)    in soliciting the Material Consents or novations, the Sellers’ Group shall, as applicable and upon Buyers' prior written consent, which shall not be unreasonably withheld or delayed, provide such relevant disclosure of the transactions contemplated hereby to the relevant third parties as may be reasonably required;
(ii)    Buyers shall reasonably assist and cooperate in good faith with the Sellers’ Group to obtain the Material Consents or novations by providing any information or otherwise taking any actions which the Sellers’ Group may reasonably request; and
(iii)    the Sellers’ Group shall not be required to make any payment or deliver any guarantee, comfort letter or similar undertaking to any third party to obtain a Material Consent or novation and shall not accept any change to any contracts or other assets in order to obtain a Material Consent or novation without the prior written consent of Buyers, which consent shall not be unreasonably withheld or delayed; and
(b)    in the event that any Material Consent or novation is not obtained on or prior to Closing, the Sellers’ Group shall:
(i)    continue to use commercially reasonable efforts (on the basis described above) to obtain such Material Consent or novation until the earlier of (x) the date which is three (3) months after the Closing Date, (y) the date of expiration of the relevant Consent Item (provided that the Sellers’ Group shall not be obligated to extend the stated term of the relevant Consent Item, including pursuant to any available renewal option), and (z) the termination by the relevant third party of the relevant Consent Item; and
(ii)    cooperate in good faith with the Buyers to put in place, to the extent permitted by Law or the terms of the respective Consent Item, such arrangements as the Sellers and the Buyers may, acting in good faith, find with respect to such Consent Item (which arrangements may include entering into subleases or subcontracts with, or acting as agent for, the Buyers or the Business), in order to provide to the Buyers or the Business to the fullest extent practicable and legally feasible subject to the performance by the Buyers and the Business (at the Buyers’ sole expense) of all applicable obligations thereunder arising after Closing, benefits reasonably equivalent to obtaining the Material Consent, until the earlier of (x) the termination of the relevant Consent Item by the relevant members of the Sellers’ Group; provided, however, that the Sellers’ Group shall have the right to terminate the respective Consent Item at the earliest date permitted under such Consent Item subject to reasonable notice to the Buyers, but in no event earlier than three (3) months after the Closing Date, (y) the date of expiration of the relevant Consent Item (provided that no Seller shall be obligated to extend the stated term of the relevant Consent Item, including pursuant to any available automatic renewal option), and (z) the termination by the

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relevant third party of the respective Consent Item.
1.5.3    Tenders
(a)    After Closing, the Asset Buyer shall be solely responsible for any ongoing work required to be carried out pursuant to or in respect of any bids, tenders or sales or service proposals of the Asset Seller in relation to the Business which are outstanding on or prior to the Closing Date and which, if accepted, will constitute a contract binding on the Asset Seller as set forth in Schedule 1.5.3 (the “Tenders”). The Asset Seller and the Asset Buyer will cooperate and use their respective commercially reasonable efforts to notify promptly the person who invited to any Tender and to obtain, as soon as possible after Closing, to the extent required, any third party consent for any obligations or ongoing work in relation to the Tenders to be carried out by the Asset Buyer after Closing. If any such third party consent is not obtained in respect of a Tender within three (3) months after Closing, the Asset Seller shall, in its sole and absolute discretion, be entitled to withdraw or terminate such Tender.
(b)    For the avoidance of doubt, insofar as any Tender is accepted and becomes a binding contract of the Asset Seller prior to Closing, the provisions of Sections 1.5.1 and 1.5.2 shall apply to such contracts.
Section 2.    PURCHASE PRICE

2.1	Unadjusted Purchase Price
(a)    Not later than four (4) Business Days before the Closing Date, for the purpose of calculating the Unadjusted Purchase Price pursuant to Section 2.1(c), Sellers’ Representative shall deliver to the Buyers (i) a statement with the calculation and the amount of each of the Estimated Closing Indebtedness (detailing the Estimated Closing Indebtedness Liabilities, the Estimated Closing Indebtedness Assets and the Estimated Closing Cash, each shown in Euro-amounts) and the Estimated Closing Working Capital and (ii) a balance sheet prepared in the same manner as the Closing Accounts, from which the Estimated Closing Indebtedness and the Estimated Closing Working Capital have been determined.
(b)    The aggregate cash consideration to be paid for the Acquired Interests shall be (i) equal to seventy nine million five hundred twenty six thousand four hundred U.S.-Dollars (USD 79,526,400) (the “Purchase Price”), (ii) subject to adjustment in accordance with Section 2.2 hereof and (iii) paid by the Buyers to the Sellers in accordance with Sections 2.1(c) and 2.3.
(c)    At the Closing, the Buyers shall pay to the Sellers in immediately available funds:
(i)    in U.S. Dollars, an amount equal to the result of (A) the Purchase Price, (B) minus the Estimated Closing Indebtedness Liabilities (to be converted into U.S. Dollars at the Conversion Rate), and (C) as the case may be, (x) minus the amount by which the Estimated Closing Working Capital is less than the Target Working Capital or (y) plus the amount by which the Estimated Closing Working Capital exceeds the Target Working Capital, (in each case of (x) or (y), such amount to be converted into U.S. Dollars at the Conversion Rate); and
(ii)    in Euros, an amount equal to the result of (A) the Estimated Closing Cash

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plus (B) the Estimated Closing Indebtedness Assets (the aggregate amount resulting from (i) plus (ii) shall be referred to as the “Unadjusted Purchase Price”).
(d)    The Unadjusted Purchase Price shall be allocated among the Acquired Interests in accordance with Schedule 2.1(d).

2.2	Purchase Price Adjustment
2.2.1    Closing Accounts and Closing Statements
(a)    As soon as practicable, but in no event later than sixty (60) calendar days after the Closing Date, the Sellers’ Representative shall prepare and deliver to the Buyers the Closing Accounts. On the basis of the Closing Accounts, and concurrently with the delivery thereof to the Buyers, Sellers’ Representative shall provide the Buyers with: (i) a statement containing a calculation of the Indebtedness as of the Closing Date determined in accordance with the Methodologies (the “Closing Indebtedness Statement”); (ii) a statement containing a calculation of the Closing Working Capital determined in accordance with the Methodologies (the “Closing Working Capital Statement”); (iii) a statement containing a calculation of the Adjustment Amount (as hereinafter defined), if any; and (iv) a written statement by KMPG that the Closing Accounts, the Closing Indebtedness Statement and the Closing Working Capital Statement have been prepared in accordance with the Methodologies and consistent with the statement and the balance sheet referred to in Section 2.1(a). The Closing Indebtedness Statement and the Closing Working Capital Statement shall be collectively referred to as the “Closing Statements”.
(b)    Cooperation. The Buyers shall, and shall cause the statutory auditors and other advisors of the Business after Closing to reasonably cooperate and respond to questions and requests for information submitted by the Sellers or their representatives necessary for the preparation of the Closing Accounts and the Closing Statements. After having received a reasonable prior notice, the Buyers shall, and shall cause the statutory auditors of the Business, to provide Sellers or their representatives with access, at normal business hours and at Sellers' own expense, to Buyers' representatives and to all books and records to the extent related to the Transferred Companies, the Transferred Assets, the Assumed Liabilities and the Business, for the preparation and review of the Closing Accounts and Closing Statements.
2.2.2    Disputes
(a)    The Buyers shall, within thirty (30) Business Days from the date of the submission of the Closing Accounts and the Closing Statements (the “Review Period”), complete, at their own costs and expenses, their review thereof and notify the Sellers’ Representative in writing of its objection(s) to any of the Closing Accounts and Closing Statements (the “Objection”). Any Objection can be based only upon an error in the Closing Accounts or in the Closing Statements or failure to comply with Section 2.2.1, in each case where such error or failure affects the calculation set forth in the Closing Statements. Any Objection shall set forth a specific and reasonably detailed description of the items and amounts contested in such Objection (the “Disputed Items”), the revisions to the Closing Accounts and/or Closing Statements which the Buyers believe should be made, and Buyers' calculation, if any, of the Adjustment Amount. The Buyers shall be deemed to have accepted any items not specifically disputed in the Objection and, after expiry of the Review Period, shall not be entitled to (i) raise new items or (ii) modify the nature or amount of the Disputed Items set out in an Objection. Failure to so notify Sellers’ Representative within the Review Period shall constitute acceptance and approval of the Closing Accounts and the Closing Statements, which shall become

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final and binding upon the Sellers and the Buyers.
(b)    If within fifteen (15) Business Days after the submission by Buyers of any Objection (the “Negotiation Period”), the Buyers and Sellers’ Representative are unable to resolve all the Disputed Items after using their good faith efforts to reach a resolution, they shall submit the unresolved Disputed Items to the office of PricewaterhouseCoopers in Frankfurt am Main, Germany, or, if PricewaterhouseCoopers is unwilling or cannot accept its mission, to another internationally recognized firm of independent public accountants as to which Sellers’ Representative and the Buyers mutually agree (in each case the “Independent Accounting Firm”). If Sellers’ Representative and the Buyers cannot agree on an alternative independent accounting firm within five (5) Business Days after the end of the Negotiation Period, each of Sellers’ Representative or the Buyers shall be entitled to request the designation of such firm by the President of the Chamber of Industry and Commerce in Düsseldorf.
(c)    Promptly after determination of the Independent Accounting Firm, Buyers and/or Sellers’ Representative shall each submit a written statement on the unresolved Disputed Items together with the relevant documentation in relation thereto to the Independent Accounting Firm. The Buyers and Sellers’ Representative shall cause that the Independent Accounting Firm be provided with any other information and documentation that it may reasonably request as soon as reasonably practicable. The Buyers and Sellers’ Representative shall instruct the Independent Accounting Firm to act as expert in accounting and not as an arbitrator, and to limit its examination to the unresolved Disputed Items. The Independent Accounting Firm shall (x) give the Parties a reasonable opportunity to provide written and oral submissions to it; (y) require that the Parties provide to each other a copy of any written submissions at the same time as they are made to the Independent Accounting Firm; and (z) allow each Party to be present while oral submissions are being made by any other Party. The Buyers and Sellers’ Representative shall request the Independent Accounting Firm to use its best efforts to deliver a preliminary report setting forth its resolution and, if applicable, its calculation of the Disputed Items, as promptly as practicable, but no later than thirty (30) calendar days following its appointment. The Buyers and Sellers’ Representative shall have the opportunity to provide comments to the Independent Accounting Firm regarding the preliminary report within fourteen (14) calendar days from the date of such preliminary report (and such comments shall be communicated forthwith to the respective other Party). The Independent Accounting Firm shall deliver a final written report within sixty (60) calendar days following its appointment. The determination of the unresolved Disputed Items by the Independent Accounting Firm in its preliminary and final reports shall state which adjustments should be made to the Closing Statements (including a calculation of the resulting Adjustment Amount, if any), and shall be delivered to Sellers’ Representative and the Buyers as promptly as practicable. The determination in the Independent Accounting Firm’s final report shall be final, conclusive and binding upon the Sellers and the Buyers, except in the event of manifest error. The Buyers and Sellers’ Representative shall, and shall procure that their accountants and other advisers shall, and shall instruct the Independent Accounting Firm to keep all information and documents provided to them pursuant to this Section confidential and not use the same for any purpose, except in connection with the preparation of the Closing Statements or the resolution of the Disputed Items. The fees and expenses of the Independent Accounting Firm and the expert proceedings shall be initially advanced and shared equally between the Sellers, on the one hand, and the Buyers, on the other hand (i.e., 50/50). The Independent Accounting Firm shall ultimately decide in its reasonable discretion (billiges Ermessen) having regard to its decision and the original points of view and requests of the Parties pursuant to section 91 of the German Code of Civil Procedure (Zivilprozessordnung – ZPO) regarding the allocation of its fees and expenses and the costs of the expert proceedings, including reasonable fees and expenses of the Parties for their advisors.

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(d)    The Closing Accounts and the Closing Statements (i) to which Buyers do not object in accordance with Section 2.2.2(a), or (ii) as to which the Buyers and Sellers’ Representative agree, or (iii) as otherwise conclusively and bindingly determined in accordance with Section 2.2.2(c) shall be referred to as the “Final Closing Accounts” and the “Final Closing Statements”, respectively.
2.2.3    Adjustment
(a)    If and to the extent the Closing Working Capital as set forth in the Final Closing Statements (the “Final Working Capital”), is greater or less than the Estimated Closing Working Capital, the following adjustments shall be made:
(i)    If the Final Working Capital is less than the Estimated Closing Working Capital and such shortfall exceeds the amount of EUR 150,000, the Share Seller shall pay to the Share Buyer the entire amount of the shortfall.
(ii)    If the Final Working Capital is greater than the Estimated Closing Working Capital and such excess is greater than EUR 150,000, the Share Buyer shall pay to the Share Seller the entire amount of such excess.
(b)    If and to the extent the Indebtedness as set forth in the Final Closing Statements (the “Final Indebtedness”) is greater or less than the Estimated Closing Indebtedness, the following adjustments shall be made:
(i)    To the extent that the Final Indebtedness is less than the Estimated Closing Indebtedness, an amount equal to such shortfall shall be paid by Share Buyer to the Share Seller.
(ii)    To the extent that the Final Indebtedness is greater than the Estimated Closing Indebtedness, an amount equal to such excess shall be paid by the Share Seller to Share Buyer.
(c)    All amounts payable by the Share Buyer or the Share Seller, as the case may be, pursuant to this Section 2.2.3 shall be netted against all amounts payable to such Party by the other Parties pursuant to this Section 2.2.3 and the resulting net aggregate of such adjustments shall be referred to as the “Adjustment Amount”.
(d)    The Adjustment Amount shall be paid in immediately available funds within seven (7) calendar days following the determination of the Final Closing Accounts and the Final Closing Statements, and shall bear interest from the Closing Date through and including the date of actual payment at a rate equal to two percent (2%) per annum.
(e)    The Unadjusted Purchase Price plus or less, as the case may be, the Adjustment Amount, shall be referred to as the “Final Purchase Price”.
(f)    Allocation of Adjustment Amount. The Adjustment Amount shall be allocated among the Acquired Interests in accordance with Schedule 2.2.3(f). The allocation to the individual Transferred Assets to be acquired from the Asset Seller shall be based on the fair market value of each such Transferred Asset. The allocation shall be agreed between the Asset Seller and the Asset Buyer.
(g)    To the extent any Adjustment Amount shall be payable, the Parties shall in no event

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be entitled to set-off such Adjustment Amount against any amount otherwise payable under this Agreement by the respective other Party, including without limitation any indemnity payable under Section 11.1 or Section 11.2 hereof.

2.3	General Method of Payment
The payment of the Unadjusted Purchase Price shall be made in accordance with Section 2.1(c), and the payment of the Adjustment Amount shall be made in Euros, in each case by irrevocable wire transfer in immediately available funds to such bank account as the recipient shall designate in writing at the latest ten (10) Business Days prior to the date when such payment becomes due. If not paid in a timely fashion, any sums due and payable under this Agreement shall bear interest at a rate equal to five percent (5%) per annum from and including the day payment was due through and including the day payment is made. For the avoidance of doubt, any interest pursuant to the preceding sentence shall be payable in addition to the interest set forth in Section 2.2.3(d) above.
Section 3.    CONDITIONS TO CLOSING

3.1	Conditions to Buyers' Obligations
The obligations of the Buyers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (the “Buyers’ Conditions”), any of which may be waived by the Buyers at their sole discretion:
(a)    Execution and Delivery of the Transaction Documents. The Sellers have delivered to the Buyers:
(i)    a counterpart of the Patent Assignment Agreement in substantially the form attached hereto as Schedule 3.1(a)(i);
(ii)    a counterpart of the Copyright License Agreement in substantially the form attached hereto as Schedule 3.1(a)(ii);
(iii)    a counterpart of the Trade Secrets License Agreement in substantially the form attached hereto as Schedule 3.1(a)(iii);
(iv)    a counterpart of the Trademark License Agreement in substantially the form attached hereto as Schedule 3.1(a)(iv); and
(v)    a counterpart of the Trademark and Domain Name License Agreement in substantially the form attached hereto as Schedule 3.1(a)(v);
each duly executed by the Sellers or their Affiliates a party thereto, as the case may be.
(b)    No Material Adverse Effect. The Sellers have delivered to the Buyers a written confirmation by the Sellers substantially in the form attached hereto as Schedule 3.1(b) that after the date hereof and up to and including the Closing Date, no event has occurred that has a Material Adverse Effect.

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3.2	Conditions to Sellers’ Obligations.
The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date of each of the following conditions (the “Sellers’ Conditions”), any of which may be waived by the Sellers at their sole discretion:
Execution and Delivery of the Transaction Documents. The Buyers have delivered to the Sellers:
(i)    a counterpart of the Patent Assignment Agreement in substantially the form attached hereto as Schedule 3.1(a)(i);
(ii)    a counterpart of the Copyright License Agreement in substantially the form attached hereto as Schedule 3.1(a)(ii);
(iii)    a counterpart of the Trade Secrets License Agreement in substantially the form attached hereto as Schedule 3.1(a)(iii);
(iv)    a counterpart of the Trademark License Agreement in substantially the form attached hereto as Schedule 3.1(a)(iv); and
(v)    a counterpart of the Trademark and Domain Name License Agreement in substantially the form attached hereto as Schedule 3.1(a)(v);
each duly executed by the Buyers or their Affiliates a party thereto, as the case may be.

3.3	Mutual Closing Conditions.
The obligations of all Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date of the following conditions (the “Mutual Conditions”):
(a)    Governmental Approvals. All Governmental Approvals listed in Schedule 3.3(a) shall have been obtained and/or any applicable waiting periods shall have expired.
(b)    Completion of the Restructuring. The Restructuring Steps set forth in Schedule 3.3(b) shall have been completed.

3.4	Obligations of the Parties.
The Parties shall notify each other in writing without undue delay (unverzüglich) as soon as (i) they become aware of any facts or circumstances which are likely to delay or endanger satisfaction of any of the Buyers’ Conditions, Sellers’ Conditions, or Mutual Conditions (together, the “Closing Conditions”) and (ii) any of the Closing Conditions have been satisfied.

3.5	Frustration of Closing Conditions.
Neither any of the Buyers nor any Seller may rely on, or seek any indemnification based on, the failure of any Closing Condition to be satisfied, if such failure was caused by such Party’s

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failure to act in good faith or to use all commercially reasonable efforts to cause the respective Closing Condition to be satisfied.
Section 4.    CLOSING

4.1	General
(a)    In the absence of a prior termination of this Agreement by any of the Parties in accordance with Section 10, the Closing shall take place at 9am CET at the offices of Jones Day, Prinzregentenstraße 11, Munich, Germany, (i) on the date which is the last Business Day of the calendar month in which the satisfaction or waiver of the last of the Closing Conditions occurs, (ii) if the satisfaction or waiver of the last of the Closing Conditions occurs less than two (2) Business Days prior to the last Business Day of such calendar month, on the date which is the last Business Day of the following calendar month, or (iii) at such other time and place as shall be mutually agreed upon in writing by the Parties hereto (the “Closing Date”).
(b)    As used in this Agreement, the “Closing” shall mean the time when (i) the Parties consummate the sale, assignment and transfer of the Acquired Interests to the Buyers, (ii) the Asset Buyer assumes the Assumed Liabilities, as provided herein, (iii) the Sellers execute and deliver the documents and instruments referred to in Section 4.2, and (iv) the Buyers deliver the documents and payments referred to in Section 4.3.
(c)    Title in and risk relating to the Transferred Assets shall pass as of and with effect from Closing.

4.2	Documents to be Delivered by the Sellers
At the Closing, the Sellers shall deliver to the Buyers:
(a)    copies of (i) the resolutions of the board of directors (or of any competent governing body) of each Seller, authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, and (ii) Sellers' articles of incorporation and by-laws;
(b)    the share transfer registers and minute books of the Transferred Companies, where available;
(c)    written resignation letters as provided for in Section 7.4;
(d)    evidence of termination of the Terminated Intragroup Agreements in accordance with Section 7.3;
(e)    a written confirmation by Sellers' counsel that as of the Closing Date (i) the Target Company has disposed of all shares and participation in USG Ventures Europe GmbH, the Asset Seller and USG Italia srl in liquidazione, (ii) the control and profit and loss sharing agreement signed on August 15, 2006 by and between the Target Company and USG Ventures Europe GmbH has been deleted from the commercial register, and (iii) that and in which amount the distributions outlined in the Restructuring Steps have been made;
(f)    a counterpart of an assignment agreement relating to the Leased Real Property of

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the Asset Seller maintaining in all material respects the terms and conditions of the existing lease to be entered into between the Asset Seller and the Asset Buyer duly executed by the Asset Seller;
(g)    any Material Consents or assignments or novations in respect of any Consent Items obtained prior to Closing;
(h)    possession of all Tangible Personal Property and Inventory of Asset Seller which is capable of transfer by delivery, which delivery shall, unless otherwise agreed, take place at the Real Property;
(i)    a written confirmation by the Sellers substantially in the form attached hereto as Schedule 3.1(b) that after the date hereof and up to and including the Closing Date, no event has occurred that has a Material Adverse Effect;
(j)    a counterpart of the Patent Assignment Agreement in substantially the form attached hereto as Schedule 3.1(a)(i) duly executed by the Sellers or their Affiliates a party thereto;
(k)    a counterpart of the Copyright License Agreement in substantially the form attached hereto as Schedule 3.1(a)(ii) duly executed by the Sellers or their Affiliates a party thereto;
(l)    a counterpart of the Trade Secrets License Agreement in substantially the form attached hereto as Schedule 3.1(a)(iii) duly executed by the Sellers or their Affiliates a party thereto;
(m)    a counterpart of the Trademark License Agreement in substantially the form attached hereto as Schedule 3.1(a)(iv) duly executed by the Sellers or their Affiliates a party thereto;
(n)    a counterpart of the Trademark and Domain Name License Agreement in substantially the form attached hereto as Schedule 3.1(a)(v) duly executed by the Sellers or their Affiliates a party thereto; and
(o)    after fulfillment of all Closing Conditions and the execution and delivery by the Parties of all other Closing deliveries listed in Sections 4.2 and 4.3, a written confirmation of the Sellers substantially in the form attached hereto as Schedule 4.2(o) that all Closing Conditions have been satisfied or waived and the transactions contemplated by this Agreement have been consummated.

4.3	Actions to be Taken and Documents to be Delivered by the Buyers
(a)    At the Closing, the Buyers shall pay the Unadjusted Purchase Price in the manner and amount set forth in Sections 2.1 and 2.3 and shall evidence such payment vis-à-vis the Sellers.
(b)    At the Closing, the Buyers shall deliver to the Sellers:
(i)    copies of (x) the resolutions of the board of directors (or of any competent governing body) of Buyers or Affiliates thereof authorizing and approving this Agreement and all other transactions and agreements contemplated hereby, and (y) Buyers' articles of incorporation and/or by-laws.
(ii)    a counterpart of the Patent Assignment Agreement in substantially the form attached hereto as Schedule 3.1(a)(i) duly executed by the Buyers or their Affiliates a party thereto;

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(iii)    a counterpart of the Copyright License Agreement in substantially the form attached hereto as Schedule 3.1(a)(ii) duly executed by the Buyers or their Affiliates a party thereto;
(iv)    a counterpart of the Trade Secrets License Agreement in substantially the form attached hereto as Schedule 3.1(a)(iii) duly executed by the Buyers or their Affiliates a party thereto;
(v)    a counterpart of the Trademark License Agreement in substantially the form attached hereto as Schedule 3.1(a)(iv) duly executed by the Buyers or their Affiliates a party thereto; and
(vi)    a counterpart of the Trademark and Domain Name License Agreement in substantially the form attached hereto as Schedule 3.1(a)(v) duly executed by the Buyers or their Affiliates a party thereto;
(vii)    a counterpart of the assignment agreement relating to the Leased Real Property of the Asset Seller maintaining in all material respects the terms and conditions of the existing lease to be entered into between the Asset Seller and the Asset Buyer duly executed by the Asset Buyer;
(viii)    evidence that the Governmental Approvals listed in Schedule 3.3(a) have been obtained by the Buyers; and
(ix)    after fulfillment of all Closing Conditions and the execution and delivery by the Parties of all other Closing deliveries listed in Sections 4.2 and 4.3, a written confirmation of the Buyers substantially in the form attached hereto as Schedule 4.3(b)(ix) that all Closing Conditions have been satisfied or waived and the transactions contemplated by this Agreement have been consummated.
Section 5.    REPRESENTATIONS AND WARRANTIES OF SELLERS
Each Seller hereby severally and jointly (gesamtschuldnerisch) represents and warrants to the Buyers by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 of the German Civil Code (Bürgerliches Gesetzbuch, BGB) (it being understood that the representations and warranties made in respect of the Transferred Assets and the Assumed Liabilities (as well as the Business related therewith) are solely made by the Asset Seller and that the representations and warranties made in respect of the Transferred Companies (and the Business related therewith) are solely made by the Share Seller) that the statements set forth in this Section 5 (collectively the “Sellers’ Guarantees” and each individually a “Sellers’ Guarantee”) are true, correct and complete as of the date hereof and as of the Closing Date. The Parties agree that the Sellers’ Guarantees shall neither be qualified or construed as agreements on quality (Beschaffenheitsvereinbarungen) within the meaning of Section 434 para. 1 of the BGB nor quality guarantees concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of Section 443, 444 of the BGB. Section 442 para. 1 of the BGB shall not apply; however, Section 11.9(a) of this Agreement shall be applicable.

5.1	Corporate Status.

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Each Seller and each Transferred Company is a legal entity duly organized, validly existing and (where relevant) in good standing under the Laws of the jurisdiction of its incorporation. Each Seller has full corporate power and authority to enter into and perform the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby. Each of the Transferred Companies has all requisite corporate power to conduct its business as currently conducted.

5.2	Capitalization of Transferred Companies.
Schedule 5.2 hereto contains a complete and correct list setting out for each of the Transferred Companies the jurisdiction of incorporation, the registration details (name of register and registration number), the registered capital and the share ownership of each Transferred Company. The registered capital set out in Schedule 5.2 constitutes all of the authorized, issued and outstanding shares of capital stock of each Transferred Company, such shares of capital stock have been validly issued (as applicable) and are fully paid. There is with respect to each of the Transferred Companies no commitment providing for the issuance of any additional equity rights or providing for the issuance of securities convertible into shares of capital stock. All of the capital stock of each of the Transferred Companies is directly or indirectly owned by the Share Seller record free and clear of any Liens. The sale and transfer of the Shares pursuant to Section 1.1 hereto is not subject to any consents or restrictions.

5.3	No Insolvency; No Enterprise Agreements.
No insolvency or bankruptcy proceedings have been commenced or applied for in respect of the Transferred Companies. The Target Company is neither over-indebted (überschuldet) nor unable to pay its due debts (zahlungsunfähig), nor is illiquidity impending. With respect to the other Transferred Companies, no reasons exist which require or justify the opening, or applying for the opening, of insolvency or bankruptcy proceedings, in each case as determined under applicable Law of the relevant jurisdiction. Except as set out in Schedule 5.3 hereto, no Transferred Company is party to an enterprise agreement (Unternehmensvertrag) in the meaning of Sections 291 and 292 of the German Stock Corporation Act (AktG) or comparable profit sharing or pooling agreements or any such arrangements under the Laws of other jurisdictions, under which such Transferred Company is obliged to transfer its profits (or parts thereof) or to subordinate its management (or parts thereof) to any third party other than a Transferred Company.

5.4	Authority and Binding Effect
The execution and delivery by the Sellers of each of the Transaction Documents to which they are parties and the consummation of the transactions contemplated thereby have been duly and validly authorized by the competent governing body of each Seller party thereto, and each of the Transaction Documents constitutes or will, upon its execution, constitute a valid and binding obligation of Sellers party thereto, enforceable against those Sellers in accordance with its terms, except that the enforcement of the Transaction Documents may be limited by applicable bankruptcy, insolvency (including, without limitations, all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the rights and remedies of the other parties to the Transaction Documents and principles of equity affecting creditors’ rights and remedies generally.

5.5	No Conflicts
Except as set forth on Schedule 5.5, neither the execution, nor the delivery or performance

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of any of the Transaction Documents by any Seller nor the consummation by any Seller of the transactions contemplated thereby will (i) violate any of the terms of the articles of incorporation or by-laws (as applicable) of any Seller or any Transferred Company, or (ii) to the Sellers’ Knowledge, violate any applicable Law.

5.6	Owned Fixed Assets
(a)    Subject to acquisitions, disposals and replacements from the date hereof until the Closing in the ordinary course in accordance with Section 7.2 below, Schedule 5.6(a) hereto is a true, correct and complete list of all fixed assets (Anlagevermögen) (other than inventory or Owned Real Property, however, including buildings and structures on the Owned Real Property) (i) owned by the Transferred Companies and recorded on their respective asset registers, or (ii) included in the Transferred Assets and recorded on the respective asset registers of the Asset Seller as of the dates specified therein (collectively the “Owned Fixed Assets”).
(b)    Each of the Transferred Companies is the legal and beneficial owner of its Owned Fixed Assets. The Asset Seller is the legal and beneficial owner of the Transferred Assets and, subject to obtaining all required consents, the Asset Seller has a valid right to transfer the Transferred Assets free and clear of any Liens (save for Liens arising in the ordinary course of business, including the transfer for security purposes (Eigentumsvorbehalte) and other Permitted Liens).
(c)    Subject to and giving effect to the Transaction Documents and save for any changes that are a consequence of the Restructuring or the termination of intercompany agreements between any companies of the Sellers’ Group and the Transferred Companies, the Owned Fixed Assets will be, immediately after Closing, in a condition and quantity adequate to allow the Asset Buyer and the Transferred Companies to continue to conduct the Business operations in the ordinary course and materially in the same manner and scope as they are conducted by the Asset Seller and the Transferred Companies prior to the Closing Date. All actions taken reasonably necessary to preserve or maintain these assets have been carried out in a timely manner as is ordinary course of business, and other than in the ordinary course of business, no necessary capital expenditures have been delayed.

5.7	Real Property
(a)    Schedule 5.7(a) hereto contains a true, correct and complete list of: (i) all real property included in the Transferred Assets and owned by the Asset Seller or owned by the Transferred Companies (the “Owned Real Property”), and (ii) all real property leased or otherwise occupied by the Asset Seller for which lease or occupancy agreements are included in the Transferred Assets and all real property leased or otherwise occupied by the Transferred Companies (the “Leased Real Property”), (the Owned Real Property and Leased Real Property collectively the “Real Property”) and (iii) Schedule 5.7(a) hereto contains a true, correct and complete list of all Real Property in respect of which the Asset Seller (or any relevant associate of the Asset Seller) has exercised an option to tax under Schedule 10 UK Value Added Tax Act 1994 (“UKVATA”) (the “Opted Real Property”). No real estate elections (within the meaning of paragraph 21 of Schedule 10 UKVATA) have been made by the Asset Seller (or any relevant associate of the Asset Seller) in respect of any Real Property.
(b)    The option to tax in respect of the Opted Real Property (i) has already taken effect and no land, building or part thereof has been excluded from the option; (ii) has not been (and will not on or before the Closing be) revoked, (iii) is not otherwise inapplicable to a supply by the Asset

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Seller in relation to such Opted Real Property; and (iv) has been the subject of written notification made by the Asset Seller to HM Revenue & Customs in accordance with paragraph 20 of Schedule 10 UKVATA.
(c)    The transfer pursuant to this Agreement of none of the Real Properties that are not Opted Real Property would fall within paragraph (a) of item 1 of Group 1 of Schedule 9 UKVATA.
(d)    The respective Transferred Companies have good and valid title to the Owned Real Property which they respectively own, free and clear of all Liens other than Permitted Liens.
(e)    The lease and occupancy agreements (including all amendments and addenda thereto) relating to the Leased Real Property, full and complete copies of which have been disclosed in Section 5.4.2 of the Data Room or attached hereto as Schedule 5.7(e), contain the only duties and obligations of the lessees thereunder and no other agreements, contracts, commitments or undertakings still in force exist in relation to the Leased Real Property.

5.8	Material Contracts
(a)    Except as disclosed in Schedule 5.8(a), none of the Contracts (i) to which any of the Transferred Companies is a party or (ii) which are Transferred Contracts, in each case the main obligations of which have not yet been completely fulfilled, qualifies as:
(i)    a contract for the purchase or sale of goods or the rendering of services involving payments in an aggregate amount in excess of EUR 150,000 per year (other than intragroup agreements that will be terminated pursuant to Section 7.3);
(ii)    a loan or credit agreement, security agreement, mortgage, pledge or other agreement or instrument evidencing indebtedness in excess of one hundred fifty thousand Euros (EUR 150,000) in the aggregate;
(iii)    a guarantee, suretyship (Bürgschaft), comfort letter (Patronatserklärung) or equivalent security for obligations of other Persons, except for the Transferred Companies;
(iv)    a contract currently in effect with any Transferred Employee providing for termination indemnities in excess of forty thousand Euros (EUR 40,000) to the extent such termination indemnities are beyond mandatory provisions of applicable Laws or Collective Bargaining Agreements;
(v)    a joint venture contract, partnership or other similar common enterprise with any Person;
(vi)    an agreement relating to the acquisition, sale or encumbrance of real property or rights similar to real property; agreement regarding the acquisition or disposal of shares, equity interests or participations in other entities;
(vii)    an agreement prohibiting or materially limiting the ability of a Transferred Company or the Asset Seller to engage in any business activity or to compete with any person (including, without limitation, any exclusive purchasing or sales agreements);
(viii)    an agreement between the Sellers and any of their Affiliates (other than

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the Transferred Companies or the Asset Seller), on the one hand, and any of the Transferred Companies, on the other hand, which will not be terminated as of the Closing Date at the latest and which are (x) not at arm's length terms; or (y) with a duration longer than one (1) year from the date hereof; or
(ix)    any other agreement or obligation which has been entered into or incurred by any of the Transferred Companies or the Asset Seller outside the ordinary course of business with a value in excess of eighty thousand Euros (EUR 80,000) per agreement;
(the items described in clauses (i) through (ix) being herein collectively referred to as the “Material Contracts”).
(b)    To the Knowledge of Sellers, each of the Material Contracts is in full force and effect. The respective Transferred Companies and the Asset Seller, as the case may be, have performed all material obligations required to be performed by each of them to date thereunder in all material respects. Except as disclosed in Schedule 5.8(a), none of such Material Contracts may be terminated by the other party thereto as a result of the consummation of the transactions contemplated hereby. None of the Transferred Companies or, as the case may be, the Asset Seller, has given a written notice to the respective counterparty of such Material Contract indicating its intention to terminate the respective Material Contracts or received a written notice of a counterparty to a Material Contract indicating such other parties’ intention to terminate the Material Contract.

5.9	Compliance with Laws
(a)    The Business as currently conducted is in compliance in all material respects with all applicable Laws (other than (i) Environmental Laws in respect of which representations and warranties are made only in Section 5.11 hereof and (ii) labor and employment Laws relating to the Business in respect of which representations and warranties are made only in Sections 5.18 and 5.19).
(b)    Schedule 5.9(b) sets forth a true, correct and complete list of all material Permits (other than Environmental Permits with respect to which representations and warranties are made only in Section 5.11) issued to the Transferred Companies or the Asset Seller.

5.10	Conduct of Business
Except (i) as disclosed in Schedule 5.10, (ii) for the undertakings and activities in connection with the Restructuring, and (iii) for any other activities contemplated by this Agreement or required by Law, from January 1, 2012 until the date hereof, the Sellers and the Transferred Companies have carried out the Business in the ordinary course and consistent with past practice and neither the Asset Seller has, nor has any Transferred Company carried out or resolved on any of the measures set forth in Section 7.2(a)(i) through 7.2(a)(xviii).

5.11	Environmental Matters
(a)    Except as disclosed in Schedule 5.11(a), to the Knowledge of the Sellers, the Facilities, as currently operated, are in compliance with Environmental Laws and with the Environmental Permits in all material respects.
(b)    No representations or warranties are given by the Sellers concerning matters relating

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to Environmental Laws or Environmental Permits other than such representations and warranties and the indemnifications as are expressly set forth in this Section 5.11 and in Section 12.

5.12	Grants and Subsidies
Except as disclosed in Schedule 5.12, neither the Transferred Companies nor the Asset Seller (to the extent applicable to the Transferred Assets) have applied for or, to the Sellers’ Knowledge, received any public grants, subsidies or other state aids within the four (4) years prior to the Signing Date (collectively the “Grants”). Neither the Transferred Companies nor the Asset Seller have received any written notice from the competent Governmental Authorities requiring the repayment of any of the Grants.

5.13	Litigation
Except as disclosed in Schedule 5.13, neither the Transferred Companies nor the Asset Seller (in respect of the Business) is involved as defendant in any pending litigation, action, suit, investigation, claim or proceeding (including, without limitation, arbitral and administrative proceedings and proceedings relating to product liability or warranty) exceeding an amount in dispute (Streitwert), in the individual case or through a series of related claims, of forty thousand Euros (EUR 40,000). To the Knowledge of the Sellers, no such proceedings (including, without limitation, in relation to any liability or obligation under product liability or warranty claims) have been threatened by any Third Person or Governmental Authority.

5.14	Insurance
Schedule 5.14 contains a complete and correct list of the material insurance policies (specifying the location, insured, insurer, amount of coverage, type of insurance, policy number and indicating whether the respective policy is an Individual Insurance Policy or a Group Insurance Policy) applicable to the Transferred Assets, the Facilities and Transferred Companies. The Insurance Policies are valid, in full force and effect and all corresponding premiums have been paid when they were due. No material claims are outstanding under the Insurance Policies relating to the Asset Seller or the Transferred Companies and, to the Knowledge of the Sellers, no event has occurred which could give rise to such a claim. Each policyholder as well as each insurance carrier has fulfilled all its obligations (including, without limitation, the full payment of premiums when due) under the Insurance Policies and no clause under any insurance contract has been questioned by any of the contracting parties regarding its validity.

5.15	Tax Matters
(a)    Each Transferred Company and the Asset Seller (in case of the Asset Seller in respect of the Business) has filed all Tax Returns due to be filed before the Closing Date with any Taxing Authority (taking into account any valid extensions of due dates) in accordance with all applicable laws and has complied with all other obligations with respect to any Tax matter. As of the time of filing, the Tax Returns have been complete, true, and not misleading. Furthermore, all material records (in particular, but not limited to transfer pricing documentation) required to be maintained by the Transferred Companies or by the Asset Seller in relation to the Business have been properly and completely prepared and stored and are up to date.
(b)    Except as set forth in Schedule 5.15(b), neither the Asset Seller (in respect of the Business) nor any of the Transferred Companies is currently subject to any pending audit,

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investigation, litigation or other proceeding of a Taxing Authority relating to the assessment or collection of any Taxes, nor was the Asset Seller (in respect of the Business) or any of the Transferred Companies notified by a Tax Authority about a Tax audit or Tax investigation.
(c)    The Asset Seller has paid or withheld and remitted in a timely manner all Taxes due to be paid or withheld and remitted by it in relation to the Business on or prior to the Closing Date to the appropriate Taxing Authority. For this purpose, any stamp duty or other Taxes required to be discharged in order to effect registration of the Asset Seller’s holding of, or establish the Asset Seller’s title to, any Transferred Asset shall be treated as Tax due to be paid by the Asset Seller in relation to the Business prior to the Closing Date.
(d)    The Asset Seller (i) is a registered and taxable person for the purposes of UKVATA; (ii) does not make any supplies in the ordinary course of the Business which are exempt supplies for value added tax purposes; and (iii) is not a member of a group under the grouping rules as provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by a member state of the European Union), and none of the Transferred Assets is a capital item for the purposes of paragraph 113 of the UK Value Added Tax Regulations 1995 the deduction of input tax in respect of which may be subject to adjustment under Part XV of such regulations.

5.16	Reference Date Accounts; Management Accounts
(a)    Each of the Reference Date Accounts have been prepared in accordance with the local accounting principles applicable in the country of incorporation of the respective Transferred Company or the Asset Seller, as stated therein, consistent with past practice, maintaining the same accounting and valuation principles, methods and rules, and truly and fairly presents, subject to the qualifications in the respective certification by the auditors as stated therein, the assets and liabilities, the financial situation, the results of operations and, where available, cash flows of the respective Transferred Company or the Asset Seller, as the case may be, as of the date stated therein and for the periods then ended.
(b)    The Management Accounts have been prepared on the basis of the Reference Date Accounts and in accordance with US GAAP. To the Sellers’ Knowledge, they truly and fairly present in all material respects the combined assets and liabilities, financial situation, results of operation and cash flows of the Transferred Companies and the Asset Seller as of the dates indicated and for the period referenced therein.
(c)    The book values of the assets in the Reference Date Accounts must not exceed the fair market values of the assets on the Reference Date.

5.17	Intellectual Property
(a)    Schedule 5.17(a) sets forth a true and complete list (with an indication of the registered owner, identifying number and the country in which registration or applications for extensions or renewal has been made) of all Intellectual Property for which registrations have been obtained (and all applications for, or extensions or renewal of any of the foregoing) which are owned by the Transferred Companies or included in the Transferred Assets (the “Owned IP”). The Owned IP was validly registered and is in force and the validity of the Owned IP has not been challenged by any third parties in the countries issuing the registrations. The Owned IP is not subject to any Liens, except for Permitted Liens.

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(b)    Except for off-the-shelf software programs, Schedule 5.17(b) sets forth a true and complete list of all material license agreements whereby use rights on patents, trade secrets, copyrights, trademarks (registered as well as unregistered) and trade names are licensed to the Transferred Companies or, in respect of the Business, to the Asset Seller, whether by Third Persons or Affiliates of any Seller other than the Transferred Companies (any such license agreement, an “IP License” and such licensed intellectual property being referred to as the “Licensed IP”). The IP Licenses are binding in accordance with their terms and in force. Neither the Transferred Companies nor the Asset Seller (with respect to the Business) has received any written claim relating to a material breach of its obligations to be performed by it to date under any IP License.
(c)    The Sellers or any of their Affiliates own all of the rights and interests in, and have title to (i) the patents and patent applications which are subject to the Patent Assignment Agreement and (ii) the trademark registrations in the countries issuing or recognizing the registrations and the domain name registrations which are subject to the Trademark License Agreement and the Trademark and Domain Name License Agreement. To Sellers’ Knowledge, Sellers or their Affiliates also own all of the rights and interests in, and have title to the unregistered Intellectual Property subject to the License Agreements. Based on the foregoing, Sellers and their Affiliates are entitled to grant the rights granted to the respective assignee or licensee under the Patent Assignment Agreement and the License Agreements.
(d)    The patents and patent applications subject to the Patent Assignment Agreement and the trademark registrations subject to the License Agreements were validly filed and/or issued and are in force. No claim has been made by any Third Person which disputes the right of the respective assignors or licensors under the Patent Assignment Agreement and the License Agreements to use any of the patents or patent applications, or to use the trademark registrations or domain name registrations in the countries in which they are pending and/or were issued. To Sellers’ Knowledge, the rights that Sellers claim in the unregistered Intellectual Property subject to the License Agreements are valid and are in force. No written claim has been made by any Third Person which disputes the right of the respective licensors to use the unregistered Intellectual Property subject to the License Agreements in the territories set forth therein.
(e)    Except for those rights provided to lawful purchasers and users of products using or incorporating the Intellectual Property subject to the Patent Assignment Agreement and the License Agreements, neither any of the Sellers nor any of their Affiliates has given a Third Person permission to use any of the Intellectual Property which is subject to the Patent Assignment Agreement and the License Agreements in the territories set forth therein nor are they under obligation to do so. Neither the Sellers nor any of their Affiliates has granted a Third Person any other right with respect to the patents and patent applications subject to the Patent Assignment Agreement, in particular no Liens or other encumbrances. The patents and patent applications assigned in the Patent Assignment Agreement are not subject to lawsuits or measures of enforcement. All application, filing, registration, renewal and other fees in respect of registrations or applications for registrations of the patents and patent applications subject to the Patent Assignment Agreement have been paid.
(f)    Upon consummation of the transactions contemplated by this Agreement and the Related Agreements, the Transferred Companies and the Asset Seller will own or have been licensed all of the Intellectual Property necessary to run the Business and the Business operations in the ordinary course and in the same manner and scope as currently conducted (other than off-the-shelf software). For the avoidance of doubt, unless specifically provided for in this Agreement, the Patent Assignment Agreement, the License Agreements or any other written license agreements concluded

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among the Sellers or any of their Affiliates on the one hand, and the Buyers or any of their Affiliates on the other hand prior to the date hereof, neither the Buyers nor any of their Affiliates have any ownership interest in or right to use or disclose any other Intellectual Property of the Sellers or their Affiliates in any respect.
(g)    During the twelve (12) months prior to the Closing Date, neither the Transferred Companies nor the Asset Seller have received any written notice alleging that the operations of a Transferred Company or the Asset Seller materially infringe the rights of a Third Person under its Intellectual Property.

5.18	Employee Matters
(a)    Schedule 5.18(a) contains a true and complete list of the Transferred Employees setting forth (i) their respective date of hiring, (ii) contracting party, (iii) job title and/or position, (iv) annual gross compensation (including annual gross salary, all bonuses and other benefits and incentives exceeding an amount of five thousand U.S. Dollars (USD 5,000) per year in each individual case) and (v) work location and business area.
(b)    Except as set forth in Schedule 5.18(b):
(i)    none of the Transferred Employees is entitled to any bonus, incentive or termination package which exceeds the minimum obligations imposed by collective bargaining agreements and similar collective instruments in the relevant jurisdictions in effect and applicable to the Transferred Employees (the “Collective Agreements”) or by applicable Laws, including, for the avoidance of doubt, due to, or granted in connection with, the consummation of the transactions stipulated in this Agreement;
(ii)    neither the Asset Seller nor any Transferred Company has entered with any of the Transferred Employees into any agreement which provides for a termination notice or termination indemnities greater than the minimum termination notice or indemnities provided by applicable Law or applicable Collective Agreements;
(iii)    no written notice that is still unresolved has been received by the Asset Seller or any Transferred Company alleging that such Transferred Company or Asset Seller is, in respect of the Transferred Employees, not in compliance in all material respects with all applicable Laws relating to employment or labor matters; and
(iv)    there is no lawsuit, arbitration or other proceeding pending against the Asset Seller or Transferred Companies initiated by or relating to any of the Transferred Employees, nor has any such proceeding, to the Knowledge of Sellers, been threatened in writing by any Person.
(c)    Schedule 5.18(c) contains a true and complete list of all members of the board of directors, supervisory or advisory boards or comparable institutions or bodies of the Asset Seller and the Transferred Companies.

5.19	Employee Plans; Collective Agreements; Pension Schemes
(a)    Schedule 5.19(a) sets forth a true and complete list of all employee benefit plans under which any Transferred Employee has any right to benefit, other than governmentally administered plans, the Asset Seller's Retirement No. 2 Retirement and Death Benefits Scheme set

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up by a declaration of trust dated 22 December 1989 or plans under relevant Collective Agreements (the “Employee Plans”).
(b)    Except as disclosed in Schedule 5.19(b), to the Knowledge of Sellers, the Asset Seller and Transferred Companies comply in all material respects with the requirements of the Employee Plans applicable to them.
(c)    Schedule 5.19(c) contains a true and complete list of (i) all Collective Agreements and (ii) material works agreements and other material agreements with unions, works' councils and similar employee organizations, setting forth monetary commitments in excess of five thousand U.S. Dollars (USD 5,000) in the individual case, in each case of (i) and (ii) above, if applicable to the Transferred Companies and/or the Transferred UK Employees.
(d)    Schedule 5.19(d) sets forth all reconciliations of interests, social plans and equivalent agreements and arrangements to which any of the Transferred Companies or the Asset Seller are a party and which provide restrictions for any restructuring measures of the Transferred Companies or the Asset Seller implemented in the five (5) years period prior to the Closing (and under which any of the Transferred Companies or the Asset Seller are still liable) or to be implemented after the Closing.
(e)    Schedule 5.19(e) contains a true and complete list of all agreements, commitments, plans, promises (whether provided on an individual, collective or statutory basis, whether written, oral or based on past service, whether funded, unfunded or insured, whether employer or employee financed) providing for or governing pension or similar benefits, including deferred compensation (the “Pension Schemes”) applicable to any of the Transferred Employees or former employees or pensioners of the Transferred Companies.

5.20	Brokers, Finders and Agents
Except for C.W. Downer & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by the Sellers. The Sellers’ Group (excluding the Transferred Companies and the Business) shall be solely responsible for the fees and expenses of C.W. Downer & Co.

5.21	Inventory
All Inventories shown in the Closing Working Capital Statement are usable or saleable, as the case may be, or adequate provisions have been made in accordance with the Methodologies on the books of the Asset Seller or, as the case may be, the Transferred Companies, for all material slow-moving, obsolete or unusable inventories.

5.22	Raw Materials, Auxiliary Materials and Supplies
Except as set forth in Schedule 5.22, there are no raw materials, auxiliary materials and supplies (Roh-, Hilfs- und Betriebsstoffe), which are necessary to continue to conduct the Business and the Business operations in the ordinary course and in the same manner and scope as they are currently conducted and which cannot be purchased on any market worldwide but only from the Sellers or any of their Affiliates (the “Required Materials”).

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5.23	Business
Other than the business activities comprised in the Business and the delivery of steel and aluminum to USG Middle East Ltd. and Donn South Africa (Pty) Ltd., neither the Transferred Companies nor the Asset Seller conduct or are engaged in any other business activities.

5.24	No other Representations or Warranties
Except for the Sellers’ Guarantees and except as explicitly provided for in this Agreement, the Sellers do not make any other express or implied representation or warranty or guarantee to the Buyers.
Section 6.    REPRESENTATIONS AND WARRANTIES OF BUYERS
Each Buyer hereby severally and jointly (gesamtschuldnerisch) represents and warrants to the Sellers by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 of the German Civil Code (Bürgerliches Gesetzbuch, BGB) that the statements set forth in this Section 6 (collectively the “Buyers’ Guarantees”) are true, correct and complete as of the date hereof and as of the Closing Date.

6.1	Organization and Standing; Corporate Power and Authority
The Asset Buyer is a limited company duly organized and validly existing under the laws of England and Wales. The Share Buyer is a limited liability company duly organized and validly existing under the laws of Germany. The Buyers have full corporate power and authority to enter into and perform the Transaction Documents to which they are a party and to consummate the transactions contemplated thereby.

6.2	Authority and Binding Effect
The execution and delivery by each Buyer of each of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by the competent governing body of the respective Buyer. Each of the Transaction Documents to which any Buyer is a party constitutes or will, upon its execution, constitute a valid and binding obligation of the respective Buyer, enforceable against such Buyer in accordance with its terms, except that the enforcement of the Transaction Documents may be limited by applicable bankruptcy, insolvency (including, without limitations, all Laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting the rights and remedies of the other parties to the Transaction Documents and principles of equity affecting creditors’ rights and remedies generally.

6.3	No Conflicts

Except as set forth on Schedule 5.5, neither the execution, nor the delivery or performance of any of the Transaction Documents by Buyers nor the consummation of the transactions contemplated thereby will (i) violate any of the terms of the articles of incorporation or by-laws (as applicable) of Buyers, or (ii) to the Buyers’ knowledge, violate any applicable Law.

6.4	Brokers, Finders and Agents

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No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by the Buyers.

6.5	Financial Capacity
Buyers have adequate financial resources to complete the transactions contemplated hereby and pay the Unadjusted Purchase Price and the Final Purchase Price. Buyers' commitments under this Agreement are not subject to the obtaining of any third party financing.

6.6	UK VAT Warranties
(a)    The Asset Buyer:
(i)    is, or will as a result of the sale and purchase of the Transferred Assets become, a taxable person as defined in section 3 of the UKVATA;
(ii)    intends to use the Transferred Assets in carrying on the same kind of business as that carried on by the Asset Seller;
(iii)    has exercised an option to tax under schedule 10 UKVATA in respect of the Opted Real Property on or before the Closing Date such option to have effect from no later than the Closing Date and will not seek to revoke such option;
(iv)    has notified the option referred to in Section (iii) above in the manner required by paragraph 20 of schedule 10 UKVATA on or before the Closing Date; and
(v)    hereby notifies the Asset Seller that article 5(2B) of the Value Added Tax (Special Provisions Order) 1995 (the “VAT Order”) (SI 1995/1268) does not apply to it;
(b)    The Asset Buyer has acknowledged that if the Asset Buyer wishes to transfer any Transferred Assets to any Person within thirty days of Closing, such transfer may only be made to a company that is a member of the same group of companies as the Asset Buyer for the purposes of section 43 of the UKVATA.

6.7	No other Representations or Warranties
Except for the representations and warranties contained in this Section 6, the Buyers do not make any other express or implied representation or warranty or guarantee to the Sellers.
Section 7.    COVENANTS OF SELLERS

7.1	Disclosure Supplements
Prior to the Closing, the Sellers shall be entitled to supplement or amend any of the Schedules to Section 5 of this Agreement by written notification to the Buyers, however, only in accordance with the following terms:
(a)    The Sellers shall not be entitled to update Schedules with regard to (i) matters which

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occurred before the date hereof, (ii) any matters relating to Taxes; or (iii) any of Sellers’ Guarantees set forth in Sections 5.1 (Corporate Status), 5.2 (Capitalization of the Transferred Companies), 5.3 (No Insolvency; No Enterprise Agreements), 5.4 (Authority and Binding Effect), 5.5 (No Conflicts), 5.6 (Owned Fixed Assets), 5.7(a)(i) (Owned Real Property), 5.7(d) (Title to Owned Real Property), 5.9 (Compliance with Laws) and 5.16 (Reference Date Accounts; Management Accounts).
(b)    Schedules relating to litigation and any other Third Party Claims may be supplemented or amended, provided, however, that any single supplementation or amendment resulting in Losses (i) less than one million Euros (EUR 1,000,000) shall qualify, supplement and amend the Sellers’ Guarantees accordingly, and (ii) exceeding one million Euros (EUR 1,000,000) shall not be deemed to qualify, supplement or amend the Sellers’ Guarantees but be subject to indemnification by Sellers according to the provisions of this Agreement.
(c)    All other Schedules to Section 5 of this Agreement may be supplemented or amended, and the supplemented or amended Schedules shall qualify, supplement and amend the Sellers’ Guarantees accordingly.

7.2	Business in the Ordinary Course
(a)    Except as set forth in Schedule 7.2 or as otherwise provided in this Agreement (including as may be necessary to complete the Restructuring), from the date hereof until the Closing Date, Sellers will, and will cause each Transferred Company and the Asset Seller (with respect to the Business), to the extent permitted by applicable Laws, to carry on the Business in the ordinary course consistent with past practice. In particular, from the date hereof until the Closing Date, Sellers will not, and to the extent permitted by applicable Laws, will cause each Transferred Company and the Asset Seller (with respect to the Business) not to, take any of the following measures, unless such measures are (i) permitted or provided for under this Agreement, (ii) Restructuring Steps, or (iii) agreed by the Share Buyer in writing (including per e-mail); provided, however, that (x) the Share Buyer, if requested in writing (including per e-mail) shall not withhold its consent unreasonably, and (y) if the Share Buyer has not replied to a written (including per e-mail) request of any of the Sellers within five (5) Business Days, it shall be deemed that the Share Buyer has consented to the respective measure as required by this Section 7.2:
(i)    amendment of the articles of association of a Transferred Company;
(ii)    execution or approval of any transformation (Umwandlung) in the meaning of the German Reorganization Act (Umwandlungsgesetz) or comparable measures;
(iii)    conclusion of any enterprise agreement (Unternehmensvertrag) in terms of Sections 291 and 292 of the German Stock Corporations Act (AktG) or silent partnership or similar agreement;
(iv)    disposal of, or commitment to dispose of, shares in a Transferred Company by way of divestiture or encumbrance;
(v)    creation or issuance of, or granting any option to subscribe for, any share capital of a Transferred Company;
(vi)    acquisition of any share or other interest in any company, partnership or other venture, provided that such investment exceeds an amount of one hundred thousand Euros

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(EUR 100,000);
(vii)    breach of any material permit or license or applicable public laws to be observed to conduct the Business;
(viii)    commencing any new branches of business;
(ix)    acquisition or disposal of, or commitment to acquire or dispose of, any material fixed asset (excluding any replacements of existing fixed assets in the ordinary course) in a single transaction involving a consideration, expenditure or liabilities in excess of twenty-five thousand Euros (EUR 25,000) (exclusive of VAT);
(x)    terminating or materially amending any of the Material Contracts;
(xi)    incurring any obligation or liability exceeding an amount of one hundred thousand Euros (EUR 100,000) in the individual case, except current liabilities for trade or business obligations incurred in connection with the purchase of goods or services in the ordinary course of business and consistent with past practice;
(xii)    taking up any loans or credits or obtaining other financing from a third party (including the Sellers and any of their Affiliates, but excluding any Transferred Companies), except short-term financing exceeding one hundred thousand Euros (EUR 100,000) in the individual case;
(xiii)    entering into any guarantee, comfort letter or other security interest to secure any obligation of a third party (including the Sellers and any of their Affiliates, but excluding any Transferred Companies);
(xiv)    changes in the terms of employment (including changes in compensation, bonus or other remuneration payable, or paying or agreeing to pay, any bonus, extra compensation or severance payment) of any Transferred Employee, managing director or member of the supervisory board or similar corporate bodies other than those in the ordinary course of business and those contained in the terms of any Collective Agreements;
(xv)    making any capital expenditures in excess of an aggregate of one hundred thousand Euros (EUR 100,000);
(xvi)    conclude, amend or terminate any agreement with any third party (including the Sellers and any of their Affiliates) which is not at arm's length or at market conditions;
(xvii)    making any non-cash distributions which do not result in a corresponding liability of a third party (including any members of the Sellers' Group), e.g. dividends in kind; or
(xviii)    execution of any agreement to carry out or resolve any of the foregoing.
(b)    To the extent permitted by applicable Laws, the Sellers shall further procure that, from the date hereof until the Closing Date, any of the Transferred Companies and the Asset Seller will fulfill any of their payment obligations (including, for the avoidance of doubt, Tax payments) when due and do not materially extend the payment terms (keine wesentliche Verlängerung der Zahlungsfristen) compared to past practice prior to the date hereof.

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7.3	Termination of Intragroup Agreements
On or prior to the Closing, the Sellers shall, and shall cause each Transferred Company and Sellers’ Affiliates to, terminate the agreements with the Sellers and their Affiliates listed in Schedule 7.3 (the “Terminated Intragroup Agreements”). The Sellers hereby undertake to procure that the outstanding loan amounts (including any interest accrued thereon) under the loan agreement listed in Schedule 7.3, section 2, are fully repaid to the relevant Transferred Company or forgiven prior to the Closing Date.

7.4	Resignations
The Sellers shall cause those directors and/or officers of the Transferred Companies whose primary employment is with a company other than a Transferred Company and designated by the Buyers in writing ten (10) Business Days prior to the Closing, to submit their written resignations from their positions, effective on the Closing Date. The Buyers shall cause each Transferred Company to appoint new directors and/or officers as may be required under applicable Laws.

7.5	Maintenance of, and Access to, Records
From and after the Closing Date, the Sellers shall, whenever reasonably requested by Buyers, permit Buyers and each Transferred Company to have reasonable access for reasonable periods during normal business hours, as soon as feasible following receipt of a prior written notice (taking into account the urgency of the matter) to Sellers, to such books and records retained by the Sellers (including the right to make and retain copies thereof), to the extent the same relate to the Business and periods until the Closing Date, as is reasonably necessary for financial reporting, Tax matters, accounting matters and labor matters (including occupational illnesses or accidents) or the preparation of any filing or other submission required by applicable Law or for other purposes envisaged by this Agreement, including the conduct of defense of Direct Claims and Third Party Claims as set forth in Section 11. The Sellers shall maintain copies of all such books and records until the expiration of any applicable statutory period requiring the maintenance of such books and records (or for such longer period as may reasonably be requested by the Buyers in writing in light of ongoing litigation at the expiry of the applicable statutory period).

7.6	Further Assurances
Each Seller shall use its reasonable efforts (except to the extent otherwise provided herein) to implement the provisions of this Agreement, and for such purpose each Seller, at the reasonable request of Buyers, at or after the Closing, shall, without further consideration, promptly execute and deliver or cause to be executed and delivered, to Buyers such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Agreement and the Related Agreements, and take all such other actions, as may be reasonably necessary or desirable, to implement any provision of this Agreement and the Related Agreements.

7.7	Non-Compete
(a)    The Sellers’ Representative agrees not to engage, directly or through any of its Controlled Affiliates, as a proprietor, shareholder, or independent contractor in any Competing Business for a time period of three (3) years following the Closing Date. “Competing Business” shall mean the Ceiling Grid Business and/or the Compound Business in the Territory.

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(b)    Notwithstanding anything of the foregoing, Sellers shall not be deemed to violate or be in default under the covenant in this Section 7.7 as a result of any investment in fifteen percent (15%) or less of the outstanding capital stock or other ownership interests in any Person.
(c)    This Section 7.7 shall not be construed to prohibit the acquisition by any of the Sellers or any of their Affiliates (each an “Acquiring Person”), in the context of any acquisition, merger, joint venture, asset purchase, or any other business combination (the “Acquisition”), of an ownership interest in a Person which derives less than twenty-five percent (25%) of its consolidated revenues in its most recent fiscal year from a Competing Business.
(d)    This Section 7.7 shall not be construed to prohibit the acquisition or ownership, for investment purposes only, by any employee savings, retirement, or similar benefit fund or plan of any of the Sellers or their Affiliates, of any ownership in any company engaged in a Competing Business; provided, however, that the investment decisions of such fund or plan shall be made by independent trustees or independent managers.

7.8	Non-Solicitation
From and after the date hereof and for a period of one (1) year after the Closing Date, the Sellers’ Representative shall not, and shall procure that its Controlled Affiliates will not, pro-actively solicit or recruit any Transferred Employee or induce any Transferred Employee to terminate the employment or service relationship with any of the Buyers or any of their Affiliates (including any Transferred Company); provided, however, that the Sellers’ Representative or any of its Affiliates shall be allowed to employ any Transferred Employee (i) who approached the Sellers’ Group in response to a general employment advertisement by the Sellers’ Representative or any of its Affiliates; (ii) who was contacted by an independent recruiter in connection with employment by the Sellers’ Representative or any of its Affiliates; provided that neither the Sellers’ Representative or any of its Affiliates did specifically direct the recruiter to contact such Transferred Employee; (iii) who approached the Sellers’ Representative or any of its Affiliates without any prompting by the Sellers’ Representative or any of its Affiliates; or (iv) whose employment has been terminated by the Buyers or any of their Affiliates (including any Transferred Company), as the case may be.

7.9	Restructuring
(a)    The Sellers shall procure that, prior to the Closing Date, Sellers’ Group will complete the restructuring as set forth in Schedule 3.3(b) (the “Restructuring”). In particular, the Sellers shall procure that before the Closing Date, the Target Company (i) distributes the notes issued in steps 3a and 3b of Schedule 3.3(b) to the Share Seller in cancellation of the notes and (ii) either (x) distributes and pays out as dividends all Cash and Indebtedness Assets available for distribution within the limitations provided by the applicable Laws, provided that the German Tax Authorities have consented to the change of the fiscal year of the Target Company as planned as part of the Restructuring, or (y) if such consent was not granted, distributes and pays out as interim dividends (Vorabausschüttung) all Cash and Indebtedness Assets available for distribution within the limitations provided by the applicable Laws. The Buyers shall procure that, after the Closing Date, the Target Company will not assert any claims for reimbursement of any amounts distributed pursuant to subsection (y) of the preceding sentence (such amounts, the “Distributions”). In the event the Target Company or any other Person will assert any claims against any Seller for reimbursement of any Distributions, the Buyers hereby guarantee by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 of the BGB to reimburse the respective Seller the amount of the Distributions and any interest thereon claimed by the Target

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Company or any Person, as the case may be.
(b)    The Sellers hereby undertake that the Restructuring will be implemented by the members of Sellers’ Group at their own cost, and any obligations and liability, including any Tax liabilities, resulting or arising from the Restructuring, shall be borne by the Sellers’ Group (excluding the Transferred Companies).

7.10	Supplies
The Sellers hereby undertake to offer, and shall cause their Affiliates to offer, to sell the Required Materials (including the materials described in Schedule 5.22) to the extent not otherwise available for a period of five (5) years after the Closing Date to the Buyers, the Transferred Companies and other members of the Knauf Group for the use or distribution in the Territory at the same terms and conditions which apply to the Asset Seller and/or the Transferred Companies prior to the date hereof.

7.11	Assignment of Lease of Leased Real Property
The Sellers hereby undertake that in their negotiations of the assignment agreement relating to the Leased Real Property they will use their best efforts to ensure that the terms and conditions of the existing lease are maintained in all material respects. The Asset Buyer will use reasonable efforts to meet reasonable requests from the lessor in the course of the negotiations of the assignment agreement, e.g. by procuring a parent guarantee for its obligations under the lease.
Section 8.    COVENANTS OF BUYERS

8.1	Future Employment; Employment Covenants
(a)    The Parties acknowledge and agree that the sale of the Transferred Assets constitutes a “relevant transfer” within the meaning of the Transfer of Undertakings (Protection of Employment) Regulations 2006 (TUPE) and that accordingly the contracts of employment of the employees of the Asset Seller who, immediately prior to the Closing Date, work wholly or mainly in the United Kingdom (the “Transferred UK Employees”) and any Collective Agreements applicable to them shall have effect on and following the Closing Date as if originally made by and between the Transferred UK Employees and the Asset Buyer.
(b)    The Parties agree that Sellers’ Group (excluding the Transferred Companies) shall remain liable for any payments due to Transferred Employees (i) pursuant to the Special 2012 European Transaction Incentive Plan, a copy of which has been delivered to the Buyers prior to signing this Agreement; (ii) arising from or in connection with the Retained Pension Plan; (iii) with regard to Transferred UK Employees, to the extent such payments become due in the ordinary course prior to Closing; (iv) listed in Schedule 8.1(b), if such payments relate to arrangements set forth in their employment agreements (e.g. stay or termination bonuses) and are triggered by any act or omission of the Sellers prior to or at Closing; and (v) subject to Section 8.1(c) below, to the extent the Transferred UK Employees do not transfer to Asset Buyer according to applicable Laws. The Sellers shall indemnify and hold harmless the Buyers or, at Buyers’ sole discretion, the Transferred Companies from any Loss which arises due to Transferred Employees claiming from the Buyers or any of the Transferred Companies instead of from the Sellers any payments pursuant to the preceding

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sentence, including, without limitation, any associated social security contributions.
(c)    If and to the extent (i) a Transferred UK Employee objects to the transfer of his/her employment relationship pursuant to Section 8.1(a) and, therefore, remains with the Asset Seller in accordance with applicable Laws and (ii) the Asset Seller can demonstrate that such objection has been directly caused by any substantial change (actual or prospective) in working conditions to the material detriment of any such Transferred UK Employee, which was envisaged by the Asset Buyer prior to Closing, the Asset Seller shall have, after the Closing Date, no liability vis-à-vis such Transferred UK Employee, and the Asset Buyer shall indemnify and hold harmless the Asset Seller from and against any reasonable and customary Losses (e.g., reasonable and customary severance payments) directly related to and caused by such objecting Transferred UK Employee, except as explicitly provided otherwise in this Agreement, it being understood that the Asset Seller shall be obliged to take reasonable and customary steps to minimize any such Losses to the extent legally permissible, in particular, without limitation, to terminate the employment relationship of such objecting Transferred UK Employee as soon as possible.
(d)    After the Closing Date, Buyers shall comply in all material respects with all mandatory provisions of the relevant applicable Laws and Collective Agreements which relate to the provision of remuneration and benefits to the Transferred Employees.
(e)    Schedule 8.1(b) hereto sets forth a list of those Transferred Employees whom the Buyers undertake to continue to employ for a period of at least one (1) year after the Closing Date or, if the employment of any of these Transferred Employees is being terminated in any manner contemplated by the Change in Control Agreement with such Transferred Employee within one year from the Closing Date, the Buyers shall be liable for any Compensation under the respective Change in Control Agreement.

8.2	Change of Name
(a)    The Buyers hereby agree and acknowledge that they shall not acquire under this Agreement any right on or to the trademark or trade name “USG”, or the right to register or to use trademarks, names, domain names or logos including “USG” or names, domain names or logos of similar import (the “Retained Names”). Except to the extent specifically authorized by the Sellers, in particular, without limitation, under the License Agreements, the Buyers shall not, and shall cause the Transferred Companies and their Affiliates not to, use such Retained Names or any confusingly similar name as from the Closing Date; provided, however, that the Buyers and the Transferred Companies as well as any of Buyers’ Affiliates which will conduct any part of the Business after Closing shall have the right to use such Retained Names under the License Agreements on products, packaging, shipping materials, literature and marketing materials in connection with the Business if and to the extent such materials were in existence as of the Closing Date and in any event for a period not exceeding six (6) months following the Closing Date; provided that (x) such use of the Retained Names shall not be in a manner which could reasonably be expected to create a confusion as to the origin of the products and services supplied by the Transferred Companies, the Asset Buyer (with respect to the Transferred Assets) or any of Buyers’ Affiliates which will conduct any part of the Business after Closing under the Retained Names, and (y) the Buyers shall, and shall cause each Transferred Company as well as any of Buyers’ Affiliates which will conduct any part of the Business after Closing to, as promptly as practicable after the Closing Date, affix on any such packaging, shipping and marketing materials a label indicating the name of the Buyers or any Affiliate of the Buyers (which will obtain after Closing ownership in any of the Transferred Companies, the

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Transferred Assets or any part of the Business).
(b)    The Share Buyer hereby further agrees and acknowledges that the Share Seller will, and will cause the Transferred Companies as applicable to, vote, effective as of and subject to the occurrence of Closing, the name change of the Transferred Companies in order to exclude any references to “USG” and to adopt the new name “Knauf” or any other name that Share Buyer shall notify in writing to the Share Seller no later than five (5) Business Days before Closing. As soon as practicable after the Closing Date, Share Buyer shall, and shall cause the Transferred Companies to, carry out all necessary formalities to effect such name change and to stop using the former name of the Transferred Companies in any way.

8.3	Intellectual Property Registration
All formalities relating to the transfer of any Owned IP or Licensed IP shall be made by Buyers, and (save for any Tax on Sellers’ net profits, income or gains) all costs associated therewith shall be borne by Buyers; provided that Sellers shall reasonably cooperate to that effect and provide all corresponding information, documents and records in their possession as is reasonably requested by Buyers for that purpose.

8.4	Further Assurances
Buyers shall use its reasonable efforts (except to the extent otherwise provided herein) to implement the provisions of this Agreement and of the Related Agreements, and for such purpose Buyers, at the reasonable request of the Sellers, at or after the Closing, shall, without further consideration, promptly execute and deliver or cause to be executed and delivered, to Sellers such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Agreement and the Related Agreements, and take all such other actions, as may be reasonably necessary or desirable, to implement any provision of this Agreement and the Related Agreements.

8.5	Regulatory Filings
(a)    The Buyers shall, at their own expense, make full and accurate submissions, notifications and filings with all antitrust or competition authorities listed in Schedule 3.3(a) hereto (the “Required Antitrust Authorities”), without undue delay after the date of this Agreement, if not made before, and shall supply promptly any additional information and documentary material that may be requested by such Required Antitrust Authorities, with a view to obtaining the satisfaction of the Closing Condition set forth in Section 3.3(a) above as soon as practicable.
(b)    Any such submission, notification, filing and additional information and documentary material shall be made in a timely manner and in full compliance with the applicable legal requirements.
(c)    The Buyers and the Sellers shall use their reasonable best efforts to ensure the satisfaction of the condition set forth in Section 3.3(a) above. In this respect, the Buyers shall not be obliged to accept conditions, obligations or other requirements which would (i) involve the divestiture of any business or assets, or (ii) in the Buyers sole reasonable discretion, disrupt the financial and commercial fairness of the transactions contemplated hereby.
(d)    The Sellers agree to cooperate and to use their commercially reasonable efforts to and to cause their Affiliates (where applicable) to cooperate with the Buyers, upon their request, in

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providing the Buyers and their advisors such information in their possession as is reasonably necessary for the Buyers to make the appropriate antitrust filings.

8.6	Maintenance of, and Access to, Records
From and after the Closing Date, Buyers shall, and shall cause each Transferred Company and their Affiliates to, whenever reasonably requested by the Sellers, permit the Sellers to have reasonable access for reasonable periods during business hours, as soon as feasible following receipt of a written notice (taking into account the urgency of the matter) to the Buyers, to such books and records transferred to the Buyers pursuant to this Agreement or maintained by each Transferred Company, to the extent the same relate to the Business and exist as of the Closing Date, as is reasonably necessary for financial reporting, Tax matters, accounting matters and labor matters (including occupational illnesses or accidents) or the preparation of any filing or other submission required by applicable Law or for other purposes envisaged by this Agreement, including the conduct of defense of Direct Claims and Third Party Claims as set forth in Section 11. The Share Buyer shall cause each Transferred Company to maintain all such books and records until the expiration of any applicable statutory period requiring the maintenance of such books and records.

8.7	Financial Projections
During the due diligence process of the Business, the management, employees or respective advisors of the Sellers have given the Buyers access to projections, estimates, management analyses, budgets, and forecasts as well as pro forma business plans. The Buyers acknowledge that such information relies on assumptions as to future events and market conditions that may not occur. The Buyers shall bear the responsibility for determining the relevance of the use of such information for their own analyses and shall not be entitled to rely upon or seek indemnification in connection with this information. Consequently, the Buyers acknowledge that none of the Sellers or any of their Affiliates, corporate representatives, employees, agents, or representatives makes any Sellers’ Guarantee or makes any warranty of any type, whether express or implied, regarding projections, estimates, forecasts or plans.
Section 9.    MUTUAL COVENANTS

9.1	Press Releases
The Parties agree that neither the Sellers’ Representative nor the Buyers nor any of their respective Affiliates shall issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the consent of the respective other Party hereto, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any press release, announcement or public communication to the extent that such Party reasonably deems such action to be required by Law; provided further, that such Party shall consult with the other Party concerning the timing and content of such press release, announcement or communication before the same is issued or published.

9.2	Confidentiality
Each of the Parties hereto shall treat (and shall direct its employees, counsels, auditors and

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representatives to treat) the contents of this Agreement as confidential and shall refrain from disclosing this Agreement in whole or part, to any Person without the consent of the respective other Party (which consent shall not be unreasonably withheld or delayed), except to the extent necessary for the enforcement hereof or as otherwise required by Law or by any Governmental Authority (in which case, to the extent practicable, the disclosing Party shall give prior notice to the respective other Party, and if requested by such other Party, the disclosing Party shall seek to obtain a protective order or similar protection); provided, however, that (x) the Buyers may disclose and provide copies of this Agreement or any other Transaction Document to their Controlling Persons, any potential acquirors (direct or indirect) of the Buyers or any members of the Knauf Group and to their respective professional advisors, and (y) the Sellers may disclose and provide copies of this Agreement or any other Transaction Document to their Controlling Persons and to its and their respective professional advisors, provided that such Persons shall have agreed to maintain the confidentiality of this Agreement and any other Transaction Document in accordance with the terms of this Section 9.2 or shall otherwise be legally obligated not to disclose and to keep the contents of this Agreement and any other Transaction Document confidential. Notwithstanding the above, it is understood and agreed between the Parties that the Sellers will disclose the contents of this Agreement as is determined by Sellers to be necessary to comply with the Sellers’ Representative’s reporting and filing obligations with the United States Securities and Exchange Commission. The Sellers’ Representative will notify the Buyers prior to such disclosure (without such disclosure being subject to Buyers' prior consent or prior consultation with Buyers). The Parties agree that by entering into this Agreement, any other (separate) confidentiality agreement entered into among the Parties prior to the date hereof shall hereby be superseded and replaced.

9.3	Closing
Each of the Sellers and each of the Buyers shall use their commercially reasonable efforts to cause each of the Closing Conditions to be satisfied as soon as possible after the date hereof. None of the Sellers or the Buyers shall take any action that would, or that could reasonably be expected to, result in any of the Closing Conditions not being satisfied.

9.4	Costs and Expenses
Except (i) as provided in Sections 8.3 (Intellectual Property Registration) and 9.5 (Taxes), (ii) for any costs of notarization of this Agreement or any other contracts or documents contemplated hereby, which shall be borne by Buyer and (iii) as otherwise provided herein, Sellers and Buyers shall bear their respective own costs and expenses incurred for the consummation of the transactions contemplated hereby.

9.5	Taxes
(a)    Transfer Taxes. Buyers shall pay and bear all real estate transfer Taxes, stamp duties or similar Taxes (the “Transfer Taxes”) due in connection with the sale and transfer of the Transferred Assets and/or the Shares to the Buyers (but not, for the avoidance of doubt, Sellers' Taxes on the capital gain or any other Tax on Sellers’ net income, profits or gains or de-grouping charges or similar charges). The Buyers and each Transferred Company (or any Affiliate of Asset Buyer, with respect to the Transferred Assets) shall make all mandatory filings in relation to the registration of the sale of the Transferred Shares and Transferred Assets with the competent tax offices or any other competent Governmental Authority within the applicable time period. If the Sellers are held liable for any Transfer Taxes by a Third Person, the Buyers shall procure that the relevant Transferred Company shall upon Sellers' written request provide to the Sellers a copy of the proof of the payment

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of such Transfer Taxes.
(b)    Other Taxes. Where it is necessary for the purpose of this Agreement to apportion between the Share Seller and the Share Buyer any Tax liability of a Transferred Company, such liability shall be apportioned between the pre-Closing period and the post-Closing period. The Share Seller shall be responsible for any Tax related to the pre-Closing period which shall be calculated as if the last business and fiscal year (Geschäftsjahr und Wirtschaftsjahr) of the relevant Transferred Company starting prior to the Closing Date and the respective tax assessment period (Veranlagungs- und Erhebungszeitraum) cease at the end of the Closing Date. The Share Buyer shall be responsible for any Tax related to the post-Closing period. With respect to Taxes relating to the Transferred Assets, the Sellers shall assist the Asset Buyer as requested, at the Asset Buyer’s reasonable expense, in the preparation and timely filing of all Tax returns due from the Asset Buyer for the calendar year during which the Closing occurred. Any penalties or late payment interests that have been triggered by any event in the pre-Closing period shall solely be borne by the Sellers.
(c)    Value Added Tax.
(i)    All amounts payable under this Agreement are exclusive of VAT. Subject to Section 9.5(c)(ii) below, if any such payment constitutes the whole or any part of the consideration for a taxable supply (whether or not that supply is taxable pursuant to the exercise of an option or the making of any election), the payer shall, in addition to the amount so payable and subject to receipt of an appropriate VAT invoice, pay an amount equal to any VAT properly chargeable on that amount.
(ii)    The Asset Seller and the Asset Buyer consider that the sale of the Transferred Assets by the Asset Seller to the Asset Buyer with a view to the Asset Buyer carrying on the Business is one to which the provisions of Article 5 VAT Order applies such that it should fall to be treated as neither a supply of goods nor a supply of services for value added tax purposes and accordingly, the Asset Seller will not seek to charge any VAT in respect of the sale unless (i) the Asset Buyer is in breach of any of the covenants set forth in Section 6.6 (whether before, on, or after Closing) or (ii) HM Revenue & Customs notifies the Asset Seller in writing that it is required to do so. If HM Revenue & Customs serves such written notification then the Asset Buyer shall pay to the Asset Seller the amount of any VAT so chargeable but only after the Asset Seller has provided an appropriate VAT invoice to the Asset Buyer and copy of the written notification from HM Revenue & Customs.
(d)    UK Capital Allowances. The Asset Buyer hereby agrees that it will enter into such elections under section 198 of the UK Capital Allowances Act 2001 as the Asset Seller may request in relation to any or all of the Transferred Assets (whether on or after Closing) and that as between themselves, the Asset Seller and the Asset Buyer agree that so far as is permissible, any allowances due under Part 2 of the UK Capital Allowances Act in respect of any of the Transferred Assets shall be retained by the Asset Seller.
(e)    Tax Refunds. The Buyers shall – unless the amount has already excluded or reduced the indemnification pursuant to Section 11.7(a)(i) – reimburse to the Sellers the amount of (i) any Tax refunded by a Tax Authority in cash to a Transferred Company which was paid by a Transferred Company at any time prior to the Closing Date and (ii) any Tax refunded by a Tax Authority by way of set-off or deduction to a Transferred Company which was paid by a Transferred Company at any time prior to the Closing Date, in each case if attributable to a pre-Closing period.

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9.6	Insurance
Buyers acknowledge and agree that each Transferred Company, the Facilities and the Transferred Assets shall cease to be covered by the Insurance Policies effective at 11:59 p.m. (CET) on the Closing Date until when it shall be the Sellers' obligation to maintain the Insurance Policies consistent with past practice. The Buyers undertake to enter into or, as the case may be, accede to, or to cause their Affiliates to enter into or accede to, new or existing insurance policies to provide the Transferred Companies, the Facilities, and the Transferred Assets (as applicable) with replacement insurance coverage adequate for the conduct of the Business and consistent with past practice effective as from such time on the Closing Date.
Section 10.    TERMINATION

10.1	Termination
This Agreement may only be terminated
(a)    by mutual written consent of the Parties hereto;
(b)    by the Share Buyer (on behalf of the Buyers) if any of the Buyers’ Conditions or the Mutual Condition provided in Section 3.3(b) (Completion of Restructuring) has not been met by December 31, 2012;
(c)    by the Share Seller (on behalf of the Sellers) if any of the Sellers’ Conditions has not been met by December 31, 2012 and has not been waived by the Sellers by such date;
(d)    by the Share Seller (on behalf of the Sellers) if the Mutual Condition provided in Section 3.3(b) (Completion of Restructuring) has not been met by March 31, 2013;
(e)    by each Party if the Mutual Condition provided in Section 3.3(a) (Governmental Approvals) has not been met by March 31, 2013; or
(f)    by each Party if any Governmental Authority has enacted, issued, promulgated, enforced or entered any Law, or refused to grant any required consent or approval, that has the effect of making the consummation of the transactions contemplated hereby illegal or that otherwise prohibits the consummation of such transactions;
provided, however, that if a Party seeking termination pursuant to this Section 10.1 is purportedly in breach in any material respect of any of its representations, warranties, covenants or agreements contained in this Agreement (including, for the avoidance of doubt, a Party having in bad faith (wider Treu und Glauben) prevented the fulfillment of a Closing Condition or the occurrence of the Closing), then, that Party may not terminate this Agreement pursuant to this Section 10.1.

10.2	Effect of Termination
If this Agreement is terminated and the transactions contemplated thereby are abandoned as described in this Section 10:
(a)    this Agreement shall become void and of no further force or effect, except for the

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provisions of Sections 9.1 (Press Releases), 9.2 (Confidentiality, which obligation shall remain in force for a period of five (5) years after the termination of this Agreement) and 9.4 (Costs and Expenses) and this Section 10;
(b)    all confidential information provided by either Party to the respective other Party shall be returned to such disclosing Party or, upon the disclosing Party's written request, destroyed;
(c)    notwithstanding the foregoing, nothing in this Section 10.2 shall be deemed to release either Party from any liability for any breach by such Party of the terms and provisions of this Agreement; provided, however, that if the Closing shall not occur, the Sellers shall not be held liable in any manner whatsoever for any breach of the Sellers’ Guarantees.
Section 11.    INDEMNIFICATION

11.1	Indemnification by Buyer
From and after the Closing, the Buyers (the “Buyer Indemnifying Party”) shall indemnify, defend and hold any member of Sellers’ Group (but excluding the Transferred Companies) (each a “Seller Indemnified Party”) harmless from and against any and all Losses incurred by such Seller Indemnified Party resulting or arising from or related to, or incurred in connection with, in each case directly:
(a)    any failure of the Asset Buyer to assume, pay, perform and discharge the Assumed Liabilities; and/or
(b)    any breach of any Buyers’ Guarantee, covenant, obligation or agreement of the Buyers contained herein and not cured by the Buyers (to the extent capable of cure) within thirty (30) calendar days following the receipt by the Buyers of a written notice from Sellers requesting that such failure or breach be remedied.

11.2	Indemnification by Sellers
(a)    Subject to the terms and conditions of this Agreement, from and after the Closing, the Sellers (the “Seller Indemnifying Party”) shall indemnify, defend and hold the Buyers and any of their Affiliates (including after the Closing the Transferred Companies) (each a “Buyer Indemnified Party”), harmless from and against any and all Losses incurred by such Buyer Indemnified Party resulting or arising from, related to, or incurred in connection with, in each case directly:
(i)    any failure of the Asset Seller to assume, pay, perform and discharge its respective Retained Liabilities; and/or
(ii)    the Restructuring; and/or
(iii)    any breach of any Sellers’ Guarantee, covenant, obligation or agreement of any Seller contained herein and not cured by the Sellers (to the extent capable of cure) within thirty (30) calendar days following the receipt by Sellers of a written notice from the Buyers requesting that such failure or breach be remedied.

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(b)    The Seller Indemnifying Party shall in addition indemnify the Buyers, or at the Buyers’ election, any of their Affiliates, including after Closing the Transferred Companies or their legal successors, from and against:
(i)    all Taxes which have to be paid or discharged otherwise (including by way of set-off or deduction) by the Buyers, any of its Affiliates, including after Closing any of the Transferred Companies, or their legal successors arising from a breach of any of the Sellers’ Guarantees as described in Section 5.15;
(ii)    all Taxes which have to be paid or discharged otherwise (including by way of set-off or deduction) by any Transferred Company and are allocable to any period prior to and including the Closing Date (or portions thereof);
(iii)    all Taxes (including, but not limited to transfer Taxes, real estate transfer Tax, stamp duty, deed Tax and capital gains Taxes) which are triggered by any measures or actions taken in order to implement the Restructuring and which have to be paid or discharged otherwise (including by way of set-off or deduction) by the Buyers, any of its Affiliates, including after Closing, any of the Transferred Companies, or their legal successors; and
(iv)    all Taxes or amounts on account of Tax that the Buyers or any of their Affiliates (including after Closing the Transferred Companies) are or will be required to pay as a result of a failure by the Sellers or any of their Affiliates (other than, to the extent Closing occurs, the Transferred Companies) to discharge that Tax and/or any such Taxes or amounts properly attributable to the Sellers or any of their Affiliates (other than, to the extent Closing occurs, the Transferred Companies);
(the “Indemnifiable Taxes”), by paying an amount equal to such Indemnifiable Taxes to the Buyers, or at Buyers’ election, the Transferred Companies or their legal successors (the “Tax Indemnification Payment”).

11.3	When Payable
Any indemnification under this Section 11 with respect to any claim concerning any Loss shall be payable upon (a) the resolution of such claim by mutual agreement between Sellers and Buyers; (b) the issuance of a definitive order from a Governmental Authority or a final judgment, award, order or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over this Agreement, the Parties and the subject matter of such claim or to which such claim was submitted for resolution by joint agreement between Sellers and Buyers; or (c) the final settlement of such claim with a Third Person in accordance with the provisions of this Agreement.

11.4	Notice of Claim; Right to Participate in and Defend Third Party Claims
11.4.1    Claim Notice
If any Buyer Indemnified Party or Seller Indemnified Party (hereinafter the “Indemnified Party”) (a) receives notice of the assertion of any claim, the commencement of any suit, action or proceeding (including without limitation any Tax audit, investigation or other measure of a Taxing Authority), or the imposition of any penalty or assessment by a third party in respect of which indemnity may be sought under Section 11.1 or Section 11.2 (a “Third Party Claim”); or (b) shall

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have a claim for indemnification under Section 11.1 or Section 11.2 which does not relate to a Third Party Claim (a “Direct Claim”), such Indemnified Party shall provide written notice thereof to the Party from which indemnification is sought, i.e., the Seller Indemnifying Party or the Buyer Indemnifying Party, as the case may be, (the “Indemnifying Party”) in accordance with Section 13.8 (the “Notice”). The Notice shall provide a description in reasonable detail of the nature of the Direct Claim or Third Party Claim, the sections of this Agreement which form the basis for the indemnification claim, copies of all material evidence in connection therewith (including court papers) and the estimated amount of Loss suffered or incurred by the Indemnified Party (to the extent such amount is known or can be determined). Such Notice shall be made within twenty (20) Business Days following the date of receipt by the Indemnified Party of any Third Party Claim or from the date on which the Indemnified Party had knowledge of any Direct Claim; provided, however, that such twenty (20) Business Days period shall be reduced if the urgency of the matter dictates a swifter notification to the Indemnifying Party. To the extent the Indemnifying Party can demonstrate and prove that any failure of the Indemnified Party to provide Notice to the Indemnifying Party in accordance with this Section 11.4.1 has caused an increase of a Loss, any indemnification obligation by the Indemnifying Party under this Section 11 shall be reduced accordingly.
11.4.2    Defense of Third Party Claims
(a)    The Indemnifying Party shall have the right, by giving written notice to the Indemnified Party, at its option, to participate in, or to elect to assume, the defense of any Third Party Claim, at the Indemnifying Party’s own expense and by its own counsel, provided, however, that with regard to Third Party Claims relating to Taxes, the Indemnifying Party shall only have the right to assume the defense of any Third Party Claim if the Third Party Claim relates exclusively to Taxes attributable to any time period prior to and including the Closing Date. If the Indemnifying Party undertakes to assume the defense of any Third Party Claim, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnifying Party shall not be liable for any expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. The Indemnified Party shall cooperate with, and provide appropriate documentation as reasonably requested by, the Indemnifying Party and its counsel in the compromise of, or defense against, any such Third Party Claim. In any event, the Indemnified Party shall have the right, at its own expense, to participate in the defense of any Third Party Claim as to which the Indemnifying Party has assumed the defense. The Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the prior consent of the Indemnified Party, unless the proposed resolution involves only the payment of money damages by the Indemnifying Party and the Indemnified Party cannot be held liable for such payment.
(b)    In the event that the Indemnifying Party does not elect or does not have the right to assume the defense of a Third Party Claim in accordance with paragraph (a) of this Section 11.4.2, the Indemnified Party shall control the defense of such Third Party Claim with counsel of its choice; provided, however, that the Indemnified Party shall not settle or compromise any Third Party Claim without the Indemnifying Party’s prior written consent, which consent shall not be unreasonably delayed or withheld. The Indemnifying Party shall be entitled (at the Indemnifying Party’s expense) to participate in the defense of any Third Party Claim with its own counsel, in which case, the Indemnified Party shall provide all relevant information to the Indemnifying Party.
(c)    Whether or not the Indemnifying Party shall have assumed the defense of any Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, any such Third Party Claim without the Indemnifying Party's prior consent, which

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consent shall not be unreasonably delayed or withheld.
(d)    Buyers shall promptly notify Sellers of any announced and ongoing Tax audits of any time period prior to the Closing Date and of any other administrative or court proceedings which could trigger any liability of Sellers under this Agreement that relates to Taxes and inform the Sellers as regards the subject matter of the respective Tax audit. Buyers shall ensure that copies of all the relevant correspondence with Governmental Authorities relating to and during the Tax audit is being provided promptly to Sellers. Tax audits shall be treated as Third Party Claims and be subject to the provisions of this Section 11.4.2.

11.5	Survival of Indemnification
(a)    The right of any Buyer Indemnified Party to claim indemnification under Section 11.2 shall expire as follows:
(i)    any claims for indemnification relating to any breach of any of the Sellers’ Guarantees set forth in Section 5.11 (Environmental Matters) and any Environmental Indemnification Claims pursuant to Section 12 (Environmental Indemnification) shall expire on the fifth (5th) anniversary of the Closing Date;
(ii)    any claims for indemnification relating to any breach of any of the Sellers’ Guarantees set forth in Section 5.15 (Tax Matters) and any other claim for indemnification with regard to Taxes shall become time-barred upon expiration of three (3) months after the final and binding (formell und materiell bestandskräftig) assessment, agreement or determination (as applicable) of the relevant Tax liability;
(iii)    any claims for indemnification relating to any breach of any of the Sellers’ Guarantees set forth in Sections 5.1, 5.2, 5.6(a) and 5.6(b) shall not be limited in time; and
(iv)    any other claims of any Buyer Indemnified Party for indemnification under this Agreement shall expire twenty-four (24) months after the Closing Date.
(b)    The right of any Seller Indemnified Party to claim indemnification under this Agreement shall expire twenty-four (24) months after the Closing Date.

11.6	Limitations
(a)    With regard to the indemnification obligations of Seller Indemnifying Party under this Agreement the following shall apply:
(i)    any indemnification obligations (x) for any breach of the Sellers’ Guarantees under Section 5.1, 5.2, 5.3, 5.6(a) and 5.6(b) and (y) for any claims relating to Taxes under this Agreement shall not be capped (together, the “Uncapped Indemnity”);
(ii)    save for the Uncapped Indemnity, until the second (2nd) anniversary following the Closing Date (the “First Indemnification Period”), the Buyers shall be entitled to claim indemnification hereunder up to a maximum amount of fifteen million U.S.-Dollars (USD 15,000,000) (the “Main Liability Cap”);
(iii)    save for the Uncapped Indemnity, in the time period beginning on the first

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(1st) day after the second (2nd) anniversary of the Closing Date and ending on the fifth (5th) anniversary of the Closing Date (the “Second Indemnification Period”), the Buyers shall be entitled to claim indemnification for breaches of the Sellers’ Guarantees set forth in Section 5.11 (Environmental Matters) and pursuant to Section 12 (Environmental Indemnification) up to a maximum amount of seven million U.S.-Dollars (USD 7,000,000) (the “Environmental Cap”); provided, however, that any amounts paid by a Seller Indemnifying Party with respect to claims made by Buyers Indemnified Party during the First Indemnification Period for breaches of the Sellers’ Guarantees set forth in Section 5.11 (Environmental Matters) and/or pursuant to Section 12 (Environmental Indemnification), shall reduce the Environmental Cap; and
(iv)    save for the Uncapped Indemnity, the total amount of indemnification to be paid by the Sellers under this Agreement shall in no event exceed an amount of twenty million U.S.-Dollars (USD 20,000,000) (the “Aggregate Maximum Liability”).
(b)    Except for claims under the Uncapped Indemnity, the Buyer Indemnified Party shall not be entitled to make any claim for indemnification under this Agreement unless and until the aggregate amount of claims for Losses of Buyer Indemnified Party exceeds an amount of nine hundred thousand U.S.-Dollars (USD 900,000) (the “Threshold Amount”). If the Threshold Amount is exceeded, the Seller Indemnifying Party shall be liable for the full amount of Losses (Freigrenze).
(c)    Except for claims under the Uncapped Indemnity, no claim of Buyer Indemnified Party in respect of any individual event or occurrence shall be deemed to give rise to indemnification under this Agreement, or shall be taken into account for purposes of calculating the Threshold Amount, unless and until the Loss related to such claim exceeds an amount of eighty thousand U.S.-Dollars (USD 80,000) (the “De-Minimis Amount”). The Parties agree that a De-Minimis Amount of ten thousand U.S.-Dollars (USD 10,000) shall apply to claims relating to Taxes. For the purposes of this Section 11.6(c), in the event of a series of claims based on the same or a related set of facts, events or circumstances, such series of claims shall be treated as a single claim and the aggregate total of the Losses resulting from such series of claims shall be used to determine whether the De-Minimis Amount has been exceeded.
(d)    The Sellers shall not be responsible and liable for Indemnifiable Taxes if and to the extent the relevant Indemnifiable Tax has been paid or discharged otherwise (including by way of set-off or deduction) prior to or on the Closing Date.
(e)    Reasonable costs and expenses incurred by the Sellers and their Affiliates for any remediation in kind as contemplated by Section 12.4 for which Sellers can present bills and receipts or other reasonable evidence, including reasonable costs for the use of own personnel and equipment, shall count against the Main Liability Cap and the Environmental Cap, as applicable.

11.7	Indemnification Calculation
(a)    The amount of any indemnity payable hereunder on account of a Loss (including, without limitation, of a Loss arising from a breach of a warranty or representation contained in this Agreement) shall be:
(i)    reduced by the net present value of any present or future net Tax benefit or Tax saving (including without limitation and where applicable a Tax deduction or loss, basis adjustment and/or shifting of income, deductions, gains, loss and/or credits, excluding, however, the increase of any mere loss carry forward) arising as a result of the matter giving rise to the Loss

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to the extent such benefit or saving is realized and gives rise to an actual saving of Tax by the Indemnified Party, unless the respective Tax benefit or Tax saving has already been refunded as a Tax refund pursuant to Section 9.5(e); and
(ii)    increased by any Tax actually incurred by the Indemnified Party as a result of or related to the indemnification payment (including without limitation any Tax related to the inclusion, if required by Law, in gross income of insurance proceeds or a payment pursuant hereto, and including any Tax indirectly suffered by the Indemnified Party by reason of a deduction or withholding on account of Tax from a payment pursuant hereto).
The net present value of any relevant present or future net Tax benefit or Tax saving shall be determined on the basis of a Tax rate of thirty per cent (30%) and an applied discount factor of three per cent (3%) p.a.
(b)    The amount of any indemnity payable hereunder on account of a Loss shall be calculated net of any amounts recovered from Third Persons, including subsidies and amounts recovered under insurance policies with respect to such Loss (less any reasonable costs of recovering such amounts). Any Indemnified Party suffering any Loss giving rise to indemnification under this Section 11 shall make commercially reasonable efforts (whereby each Party may decide at its sole discretion whether to sue a Third Person) to recover such Loss from Third Persons, including insurance companies, so as to reduce the amount of any indemnification hereunder. If an Indemnified Party receives proceeds from Third Persons, including insurance proceeds, in connection with Losses for which it has received indemnification hereunder, such Indemnified Party shall promptly refund to the Indemnifying Party the amount of such proceeds when received (less any reasonable costs of recovering such amounts), up to the amount of indemnification received hereunder.

11.8	Duty to Mitigate
Any Indemnified Party shall take all reasonable steps to mitigate in accordance with Section 254 of the BGB any Loss that it may incur.

11.9	Exclusions
(a)    Seller Indemnifying Party shall have no obligation for indemnification pursuant to Section 11.2 hereof for any Loss resulting from a breach of any of the Sellers’ Guarantees the basis of which is actually disclosed (i) in a narrative, in form of a clear reference to a specific contract or other document or in a list in the schedules attached to this Agreement (the “Schedules”) and as such may be amended or supplemented before Closing by Sellers in accordance with Section 7.1 (provided, however, that any information disclosed in any section of the Schedules shall be deemed to be disclosed with respect to such other Sections of this Agreement or the Schedules to which such disclosure on its face would reasonably pertain in light of the form and substance of the disclosure made); or (ii) in the Disclosed Information; provided, however, that any of the Sellers’ Guarantees set forth in Section 5.11 (Environmental Matters) and Section 5.15 (Tax Matters) as well as, for the avoidance of doubt, indemnification claims relating to Taxes or based on Section 12 (Environmental Indemnification) shall in no event be excluded or limited in any way by disclosure of facts or circumstances hereunder, in the Schedules or in the Disclosed Information.
(b)    Save in relation to the Taxes and amounts in respect of Tax specified in Section 11.2(b)(i) to 11.2(b)(iv), Seller Indemnifying Party shall have no obligation for indemnification pursuant to Section 11.2 hereof for any Loss resulting from a change in any applicable Laws after the Closing

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Date or from an implementation of any Law becoming effective after the Closing Date.
(c)    In no event shall any Indemnified Party be entitled to double recovery hereunder. In particular, in the event any circumstances constitute a breach of more than one representation and warranty, obligation or covenant on the part of the Indemnifying Party, the Indemnified Parties shall only be entitled to be indemnified once in respect of such circumstances.
(d)    In no event shall any Indemnified Party be entitled to indemnification under this Section 11 in respect of a Loss, the legal basis of which has already been specifically taken into account in the adjustment of the Purchase Price pursuant to Section 2.2, including in the determination of the Final Working Capital or the Final Indebtedness.
(e)    For the avoidance of doubt, the indemnification obligation of Sellers under this Section 11 shall be limited to the Loss (giving effect to the limitations set forth in this Section 11) actually suffered by the Buyer Indemnified Party (and/or, in relation to the matters specified in Sections 11.2(b)(i) through 11.2(b)(iv), its Affiliates), and shall be computed without regard to any cash flow or earnings multiple or similar valuation formula implicit in negotiating and/or setting the Unadjusted Purchase Price.

11.10	Remedies Exclusive
The rights under this Agreement are, apart from claims for specific performance (Erfüllungsansprüche), the sole and exclusive rights and remedies of the Buyers and the Sellers, as the case may be, with respect to this Agreement. Other than explicitly provided herein, any other claims or remedies, including the right to withdraw (zurücktreten) from this Agreement or to require the winding up (Rückabwicklung) or the alteration (Anpassung) of the transactions contemplated hereunder (e.g. by way of Störung oder Wegfall der Geschäftsgrundlage), any claims for breach of pre-contractual obligations (culpa in contrahendo) or ancillary obligations (positive Forderungsverletzung) or damages (Schadensersatz) other than expressly provided under this Agreement, except claims for willful deceit (arglistige Täuschung) and damages based on intent (Vorsatz), are hereby expressly excluded and waived by the Buyers and the Sellers to the extent legally permissible.

11.11	Miscellaneous
Any indemnity payment by any Seller Indemnifying Party to Buyer Indemnified Party under this Section 11 shall constitute damages and not a reduction in purchase price. Such payment shall be made to the party (as between the Buyers or each Transferred Company) which the Buyers shall have advised Sellers suffered the Loss.
Section 12.    ENVIRONMENTAL INDEMNIFICATION

12.1	Definitions
(a)    “Environmental Damage” means any pollution by, existence of or emanation of Hazardous Material, ammunition, pollutants, structures, contaminants or wastes, which might cause hazards to the environment, life or health, of, in, from or through the air, the soil gas, the soil, the groundwater, the surface water, leachate, or structures (i) of any land, properties, buildings, structures

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or real estate currently or formerly owned, possessed or operated by the Target Company or any of the Transferred Companies, or any of their legal predecessors if and to the extent the Target Company or any of the Transferred Companies is liable under Environmental Laws in lieu of such legal predecessor, (ii) of the premises (including any properties, buildings, structures) in Peterlee, Durham, United Kingdom, currently operated by the Asset Seller, or (iii) being caused by the Target Company, any of the Transferred Companies or the Asset Seller, or any of their respective legal predecessors, if and to the extent the Target Company, any of the Transferred Companies, the Asset Buyer or any of their legal successors, respectively, is liable under Environmental Laws in lieu of such legal predecessor or in lieu of the Asset Seller.
(b)    “Environmental Law” means any applicable laws, statutes, ordinances, European directives and regulations, judgments, administrative provisions, administrative orders, licenses or permits, agreements with Governmental Authorities, land-use planning or zoning regulations or other governmental regulations as in effect and applicable in the relevant jurisdictions on the Closing Date imposing liability, or standards of conduct, for the protection of or the prevention of harmful effects to the environment, in particular human beings, and plants and the health and safety of the work place, or the use, handling, generation, treatment or release of Hazardous Material.
(c)    “Hazardous Material” means dangerous substances as defined in Article 3 Regulation (EC) No 1272/2008 of the European Parliament and of the Council of 16 December 2008, as in effect as of the Closing Date, or any substances that are as of the Closing Date legally defined as hazardous under any applicable Environmental Law.

12.2	Environmental Indemnification
(a)    The Sellers shall indemnify and hold harmless the Buyer Indemnified Parties from any Losses actually incurred or suffered by any of the Buyer Indemnified Parties after the Closing Date which arise out of or relate to any Environmental Damage existing on or before the Closing Date and incurred or suffered based on (i) a final and binding (rechtskräftig) and enforceable (vollziehbare) court decision, (ii) a final and binding (bestandskräftig) or immediately enforceable (sofort vollziehbar) order issued by a competent Governmental Authority, (iii) a requirement under applicable Environmental Laws, if the non-compliance with such Environmental Laws involves criminal liability of any manager or employee of the Knauf Group (including after Closing the Transferred Companies) and, in particular, except such requirements that are being customarily ignored in the respective geographic area by other persons, (iv) a written claim relating to any Environmental Damage of a Third Person addressed to any Buyer Indemnified Party, (v) an immediate endangerment for the environment, health or life (unmittelbare Gefahr für Umwelt, Leib oder Leben), (vi) any measures undertaken by any Buyer Indemnified Party having been agreed to by the Sellers in a form provided in Section 13.8 for notices, or (vii) any obligation of any Buyer Indemnified Party relating to any Environmental Damage existing on or before the Closing Date which is due for fulfillment under an administrative contract or a private law agreement entered into by (A) any of the Sellers, the Target Company, a Transferred Company or the Asset Seller prior to the Closing Date or (B) by any Buyer Indemnified Party after the Closing Date; provided that the Sellers have given their prior written consent (which cannot be unreasonably withheld) (each claim under this Section 12.2 an “Environmental Indemnification Claim”).
(b)    At the Sellers’ request, any Buyer Indemnified Party shall provide to the Sellers and their experts and advisers reasonable access to the affected site, facilities, installations and buildings during ordinary business hours and after reasonable notification in advance, to the extent this is

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necessary to validate the Environmental Indemnification Claim.

12.3	Exclusion of Liability
(a)    The Sellers’ obligation to indemnify and hold harmless any Buyer Indemnified Party pursuant to this Section 12 shall be excluded if and to the extent that:
(i)    the respective obligation, claim, liability, cost or expense (including reasonable attorney’s fees) could have been avoided or mitigated by any Buyer Indemnified Party within the meaning of Sec. 254 BGB; or
(ii)    the Loss relating to an Environmental Damage has been recovered from a Third Person or any insurance.
(b)    The Buyers shall not be entitled to indemnification for Losses resulting from Environmental Damages if and to the extent the respective Environmental Damage has been remediated by the Sellers in accordance with applicable Environmental Laws and Section 12.4 below. If the Buyers have not observed their obligations under Section 12.4, the Sellers shall not be liable for Losses, if and to the extent the Share Buyer cannot demonstrate and prove to the Sellers that such breach of the Buyers’ obligations under Section 12.4 has not increased the costs for investigating, cleaning up or otherwise remediating the Environmental Damage that is claimed as a Loss.
(c)    For any indemnity claim asserted by the Buyers for Losses in accordance with this Section 12 or for a breach of any of the Sellers’ Guarantees set forth in Section 5.11 (Environmental Matters), the term “Losses” shall not include Losses to the extent such Losses are incurred by, or the underlying investigations, cleanup obligations or cleanup activities or other events triggering such Losses are the result of, a Buyer Indemnified Party (or any Person acting on its behalf) conducting after the Closing Date any of the following:
(i)    any expansion or change of use of the respective Real Property after the Closing Date; or
(ii)    any construction activities on the respective Real Property after the Closing Date; or
(iii)    any notification of or information to any Governmental Authority (other than if imposed by applicable Laws); or
(iv)    any other drilling, soil or groundwater examination or other investigation of any Real Property, other than for a valid business reason, whereas the Parties acknowledge and agree that any such activity the purpose of which is to create an opportunity to make a claim for indemnification under this Agreement, or any other activity that cannot reasonably be justified absent Sellers’ obligations under this Agreement hereof will not be deemed to have a valid business reason.

12.4	Remediation in Kind
(a)    In the event any Buyer Indemnified Party has any claim for indemnification against the Sellers in accordance with this Section 12 or for a breach of any of the Sellers’ Guarantees set

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forth in Section 5.11 (Environmental Matters), the Buyers shall provide to the Sellers a Notice as set forth in Section 11.4.1, provided, however, that such Notice shall be made within fifty (50) Business Days following the date on which the Buyer Indemnified Party obtains knowledge of any Environmental Indemnification Claim. The Sellers shall have the right, at their sole discretion, to decide by delivery of a written declaration to the Buyers, within a period of fifty (50) Business Days after receipt by the Sellers of the respective Notice, to remediate in kind the damage that is the subject matter of a Notice relating to the Environmental Damage. The fifty (50) Business Days period pursuant to the preceding sentence shall not apply if any activity is necessary without undue delay (unverzüglich) for legal or factual reasons, in which case (A) the Buyers shall have the obligation to notify the Sellers without undue delay, and (B) the Sellers shall have the obligation to decide on and perform the remediation of the Environmental Damage in a reasonable shorter period of time.
(b)    If within the fifty (50) Business Days period pursuant to Section 12.4(a) above the Sellers have not notified the Buyers or have decided against a remediation in kind, the Buyers shall be entitled to indemnification as set out in Section 12.2 for any Environmental Damages. If the Sellers decide to remediate any Environmental Damages, they shall consult the Buyers in advance as regards any remediation measures and reasonably cooperate with the Buyers. The Buyers shall not unreasonably withhold any consent in connection with remediation activities of the Sellers and cooperate in good faith as necessary to enable the Sellers to remediate in kind any Environmental Damages.

12.5	Claim Notice and Defense of Third Party Claims Procedure
Section 11.3 and Section 11.4 shall apply to this Section 12 mutatis mutandis.

12.6	Limitations
With regard to the limitation period for any Environmental Indemnification Claim hereunder, Section 11.5(a)(i) shall apply. Limitations for Environmental Indemnification Claims hereunder are set out in Sections 11.6(a)(ii) through (iv), 11.6(b) and 11.6(c).
Section 13.    MISCELLANEOUS

13.1	Sellers' Representative
Each of the Sellers hereby irrevocably appoints USG Corporation as its representative (the “Sellers’ Representative”), with full power and authority to, in its name, place and stead, take all actions permitted or required to be taken by it pursuant to this Agreement, including:
(a)    receive notices under this Agreement;
(b)    receive, distribute and make any payments under this Agreement;
(c)    deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement; and
(d)    handle, contest, dispute, compromise, adjust, settle or otherwise deal with any and all claims by or against or disputes with Buyers under this Agreement.

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Each of the Seller undertakes to the Buyers that it will act solely through the Sellers' Representative in connection with any matter arising out of this Agreement.

13.2	Guarantee by Sellers' Representative
The Sellers' Representative hereby guarantees to the Buyers by way of an independent promise of guarantee (selbständiges Garantieversprechen) within the meaning of Section 311 of the BGB the due and proper fulfillment of all of the obligations of the Sellers pursuant to this Agreement, in particular, without limitation, the payment of an Adjustment Amount (if any) on the respective due date and any payments under Section 11.2.

13.3	Buyers' Representative
The Asset Buyer hereby irrevocably appoints the Share Buyer as its representative, with full power and authority to, in its name, place and stead, take all actions permitted or required to be taken by it pursuant to this Agreement, including:
(a)    receive notices under this Agreement;
(b)    receive, distribute and make any payments under this Agreement;
(c)    deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement; and
(d)    handle, contest, dispute, compromise, adjust, settle or otherwise deal with any and all claims by or against or disputes with Sellers under this Agreement.
Asset Buyer hereby undertakes to Sellers that it will act solely through the Share Buyer in connection with any matter arising out of this Agreement.

13.4	Amendments
This Agreement, including this Section 13.4, may be amended or supplemented only by an agreement in writing executed by all of the Parties hereto, unless a stricter form is required under applicable Law (e.g., notarization (notarielle Beurkundung)).

13.5	Entire Agreement
This Agreement and the Schedules and Exhibits hereto, the Related Agreements and any other agreements expressly provided for herein set forth the entire understanding of the Parties hereto with respect to the subject matter hereof, and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties.

13.6	Governing Law
This Agreement shall be governed by and enforced in accordance with German laws, excluding any choice of law rules that may direct the application of the laws of another jurisdiction and excluding the United Convention on Contracts for the International Sale of Goods (CISG).

13.7	Jurisdiction

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(a)    Except for the expert proceeding provided for in Section 2.2.2 above, the Parties will, upon written request of either Party, endeavor to resolve any disputes, controversies or claims arising out of this Agreement, or the breach, termination or invalidity hereof (each a “Dispute”) by good faith negotiation between chief executive officers of the Parties (or such other representatives to which the Parties may agree having the authority to fully and finally resolve the Dispute) within a period of thirty (30) calendar days after one of the Parties has received a written notice of the Dispute from the respective other Party requesting good faith negotiations between the Parties. The Parties agree that no arbitration demand will be filed for such thirty (30) calendar days period. If requested by one or the other Party, the negotiations shall be assisted by an independent mediator jointly selected and paid for by the Parties.
(b)    Any Dispute which has not been mutually resolved pursuant to Section 13.7(a) above shall, save for expert proceedings provided for in Section 2.2.2, be finally settled by arbitration in accordance with the arbitration rules of the German Institution of Arbitration (Deutsche Institution für Schiedsgerichtsbarkeit e.V., DIS) in effect at the commencement of the arbitration proceedings without recourse to the ordinary courts of law by three (3) arbitrators (unless the Parties have expressly agreed in writing that a Dispute shall be settled by one (1) arbitrator). The place of arbitration shall be Düsseldorf, Germany. The English language shall be used throughout the proceedings, but documentary evidence in German and French may be submitted without translation.
(c)    An arbitral tribunal constituted under this Section 13.7 shall have exclusive jurisdiction over any challenge of a decision rendered pursuant to Section 2.2.2 on the grounds that such decision constitutes or is based upon manifest error. In the event that applicable mandatory law requires any matter arising out of or in connection with this Agreement to be decided upon by an ordinary court of law, the competent courts in Düsseldorf, Germany, shall have the exclusive jurisdiction.

13.8	Notices
(a)    Any notices or other communications required or permitted hereunder shall be given in writing in the English language and shall be: (i) personally delivered against an acknowledgement of delivery dated and signed by the recipient; (ii) sent by registered or certified mail, return receipt requested, postage prepaid; (iii) sent by private overnight courier service (all charges prepaid); or (iv) sent by facsimile transmission and confirmed by registered or certified mail (postage prepaid, return receipt requested) posted no later than the following Business Day (which confirmation shall include a copy of the corresponding activity report), addressed as follows:

To Sellers:	c/o USG Corporation
550 West Adams Street
Chicago, IL 60666
United States
Attn: Stanley L. Ferguson,
Executive Vice President and General Counsel
Fax: + 1 312 672 5387
Email: sferguson@usg.com

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c/o USG Corporation
550 West Adams Street
Chicago, IL 60666
United States
Attn: D. Rick Lowes
Senior Vice President, Business Development and Operational Services
Fax: + 1 312 672 3967
Email: rlowes@usg.com

With a copy to:	Jones Day
Prinzregentenstrasse 11
80538 München
Attn: Adriane U. Sturm
Fax: +49 89 20 60 42 293
Email: austurm@jonesday.com

To Buyers:	Knauf Gips KG Am Bahnhof 7 97346 Iphofen Germany Attn.: Jörg Schanow / Heinrich Eumann Fax: +49 9323 31 470 / +49 9323 31 1465 Email: schanow.joerg@knauf.de / eumann.heinrich@knauf.de

With a copy to:	Freshfields Bruckhaus Deringer LLP Feldmuehleplatz 1 40545 Duesseldorf Attn.: Dr. Christoph Nawroth Fax: +49 211 4979 65245 Email: christoph.nawroth@freshfields.com

(b)    If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; if sent by overnight courier, such communication shall be deemed delivered one calendar day after actual receipt by the overnight courier; if sent by facsimile transmission, such communication shall be deemed delivered at the time and on the day indicated on the corresponding activity report (provided, however, that in all such cases, any notice or communication which is received after 6 p.m. (local time in the place of receipt) on a Business Day or on any day which is not a Business Day shall be deemed received only at 9 a.m. (local time in the place of receipt) on the next Business Day).
(c)    Any Party, by written notice to the other Parties given in accordance with this Section 13.8, may change the address or the Persons to whom notices or copies thereof shall be

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directed. In absence of such notification the addresses as set forth in Section 13.8(a) shall remain decisive.

13.9	Severability
This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be valid and enforceable.

13.10	Assignment
No rights, obligations or liabilities hereunder shall be assignable by any Party without the prior written consent of the respective other Party. This Agreement shall be binding upon and inure to the benefit of the successors-in-interest and such permitted assigns of each Party hereto. The Sellers hereby agree to an assignment by any of the Buyers of rights and obligations hereunder (in whole or in part) to other members of the Knauf Group; provided, however, that the Share Buyer shall remain liable under this Agreement and shall be exclusively entitled and responsible for asserting any claims on behalf of any Buyer Indemnified Party under and in accordance with the terms of this Agreement after the Closing Date.

13.11	Waivers
Except as otherwise provided herein, the Buyers or Sellers (acting on behalf of themselves and their appropriate Affiliates), may waive in writing compliance by any of the other Parties hereto (to the extent such compliance is for the benefit of the Party giving such waiver) with any of the terms, covenants or conditions contained in this Agreement (except such as may be imposed by Law). Any waiver by any Party of any violation of, breach of, or default under, any provision of this Agreement by any other Party shall not be construed as, or constitute, a continuing waiver of such provision, or waiver of any other violation of, breach of or default under any other provision of this Agreement.

13.12	Third Parties
Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Buyers and the Sellers any rights or remedies under or by reason of this Agreement.

13.13	Schedules and Exhibits
The Schedules and Exhibits attached to this Agreement are incorporated herein and shall be part of this Agreement for all purposes.

13.14	Interpretation
(a)    The headings and the table of contents in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.
(b)    The masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others whenever the context so indicates.

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(c)    Whenever used in this Agreement:
(i)    the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and
(ii)    the words “hereof”, “herein” and similar words shall be construed as references to this Agreement as a whole and not just to the particular Section or subsection in which the reference appears.
(d)    In the event of a discrepancy between the terms of this Agreement and the terms of any other Transaction Document, as between the Parties, the terms of this Agreement shall prevail to the fullest extent practicable, and the Parties shall take any reasonable actions necessary to preserve, as between the Parties, the rights and obligations of the Parties under the terms of this Agreement and the economic and legal substance of the transactions contemplated hereby and thereby.
IN WITNESS WHEREOF, the Parties and Sellers’ Representative have caused their duly authorized representatives to execute this Agreement in Düsseldorf, Germany, as a notarial deed as of the date first above written.

/s/ Norbert Zimmermann

/s/ Adriane Sturm

/s/ Audrey Bontemps

/s/ Jannes Eisele

/s/ Daniel Gabel

TABLE OF CONTENTS

Section 1. Purchase, Sale and Transfer of Shares and Assets
1.1Purchase, Sale and Transfer of the Shares
1.2Right to Profits
1.3Sale and Purchase of the Transferred Assets; Retained Assets
1.3.1Transferred Assets
1.3.2Retained Assets
1.4Assumption of Liabilities; Retained Liabilities
1.4.1Assumption of Liabilities
1.4.2Retained Liabilities
1.5Assignability and Material Consents
1.5.1Non-Assignable Items
1.5.2Material Consents

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1.5.3Tenders
Section 2. Purchase Price
2.1Unadjusted Purchase Price
2.2Purchase Price Adjustment
2.2.1Closing Accounts and Closing Statements
2.2.2Disputes
2.2.3Adjustment
2.3General Method of Payment
Section 3. Conditions to Closing
3.1Conditions to Buyers' Obligations
3.2Conditions to Sellers’ Obligations.
3.3Mutual Closing Conditions.
3.4Obligations of the Parties.
3.5Frustration of Closing Conditions.
Section 4. Closing
4.1General
4.2Documents to be Delivered by the Sellers
4.3Actions to be Taken and Documents to be Delivered by the Buyers
Section 5. Representations and Warranties of Sellers
5.1Corporate Status.
5.2Capitalization of Transferred Companies.
5.3No Insolvency; No Enterprise Agreements.
5.4Authority and Binding Effect
5.5No Conflicts
5.6Owned Fixed Assets
5.7Real Property
5.8Material Contracts
5.9Compliance with Laws
5.10Conduct of Business
5.11Environmental Matters
5.12Grants and Subsidies
5.13Litigation
5.14Insurance
5.15Tax Matters

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5.16Reference Date Accounts; Management Accounts
5.17Intellectual Property
5.18Employee Matters
5.19Employee Plans; Collective Agreements; Pension Schemes
5.20Brokers, Finders and Agents
5.21Inventory
5.22Raw Materials, Auxiliary Materials and Supplies
5.23Business
5.24No other Representations or Warranties
Section 6. Representations and Warranties of Buyers
6.1Organization and Standing; Corporate Power and Authority
6.2Authority and Binding Effect
6.3No Conflicts
6.4Brokers, Finders and Agents
6.5Financial Capacity
6.6UK VAT Warranties
6.7No other Representations or Warranties
Section 7. Covenants of Sellers
7.1Disclosure Supplements
7.2Business in the Ordinary Course
7.3Termination of Intragroup Agreements
7.4Resignations
7.5Maintenance of, and Access to, Records
7.6Further Assurances
7.7Non-Compete
7.8Non Solicitation
7.9Restructuring
7.10Supplies
7.11Assignment of Lease of Leased Real Property
Section 8. Covenants of Buyers
8.1Future Employment; Employment Covenants
8.2Change of Name
8.3Intellectual Property Registration
8.4Further Assurances

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8.5Regulatory Filings
8.6Maintenance of, and Access to, Records
8.7Financial Projections
Section 9. Mutual covenants
9.1Press Releases
9.2Confidentiality
9.3Closing
9.4Costs and Expenses
9.5Taxes
9.6Insurance
Section 10. Termination
10.1Termination
10.2Effect of Termination
Section 11. Indemnification
11.1Indemnification by Buyer
11.2Indemnification by Sellers
11.3When Payable
11.4Notice of Claim; Right to Participate in and Defend Third Party Claims
11.4.1Claim Notice
11.4.2Defense of Third Party Claims
11.5Survival of Indemnification
11.6Limitations
11.7Indemnification Calculation
11.8Duty to Mitigate
11.9Exclusions
11.10Remedies Exclusive
11.11Miscellaneous
Section 12. Environmental IndemniFication
12.1Definitions
12.2Environmental Indemnification
12.3Exclusion of Liability
12.4Remediation in Kind
12.5Claim Notice and Defense of Third Party Claims Procedure
12.6Limitations

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Section 13. Miscellaneous
13.1Sellers' Representative
13.2Guarantee by Sellers' Representative
13.3Buyers' Representative
13.4Amendments
13.5Entire Agreement
13.6Governing Law
13.7Jurisdiction
13.8Notices
13.9Severability
13.10Assignment
13.11Waivers
13.12Third Parties
13.13Schedules and Exhibits
13.14Interpretation

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LIST OF SCHEDULES

Schedule 1.3.1(c)	Tangible Personal Property
Schedule 1.3.1(e)	Transferred Contracts
Schedule 1.3.2(d)	Retained Contracts
Schedule 1.3.2(f)	Retained Pension Plan
Schedule 1.4.1(a)	Liabilities of the Asset Seller
Schedule 1.5.2	Material Consents
Schedule 1.5.3	Tenders
Schedule 2.1(d)	Allocation of Unadjusted Purchase Price
Schedule 2.2.3(f)	Allocation of Adjustment Amount
Schedule 3.1(a)(i)	Form of Patent Assignment Agreement
Schedule 3.1(a)(ii)	Form of Copyright License Agreement
Schedule 3.1(a)(iii)	Form of Trade Secrets License Agreement
Schedule 3.1(a)(iv)	Form of Trademark License Agreement
Schedule 3.1(a)(v)	Form of Trademark and Domain Name License Agreement
Schedule 3.1(b)	Form regarding No Material Adverse Effect
Schedule 3.3(a)	Governmental Approvals
Schedule 3.3(b)	Restructuring Steps
Schedule 4.2(o)	Seller’s Closing Certificate
Schedule 4.3(b)(ix)	Buyer’s Closing Certificate
Schedule 5.2	Capitalization of Transferred Companies
Schedule 5.3	Enterprise Agreements or Comparable Profit Sharing or Pooling Agreements
Schedule 5.5	No Conflicts
Schedule 5.6(a)	Owned Fixed Assets
Schedule 5.7(a)	Real Property
Schedule 5.7(e)	Russian Leases
Schedule 5.8(a)	Material Contracts
Schedule 5.9(b)	Material Permits
Schedule 5.10	Conduct of Business
Schedule 5.11(a)	Environmental Matters
Schedule 5.12	Grants and Subsidies
Schedule 5.13	Litigation
Schedule 5.14	Insurance
Schedule 5.15(b)	Tax Matters
Schedule 5.17(a)	Owned IP
Schedule 5.17(b)	Licensed IP
Schedule 5.18(a)	List of Transferred Employees
Schedule 5.18(b)	Employee Matters
Schedule 5.18(c)	List of Directors and Officers
Schedule 5.19(a)	Employee Plans

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Schedule 5.19(b)	Compliance with Employee Plans
Schedule 5.19(c)	List of Collective Agreements and Other Works Agreements and Material Agreements with Employee Organizations
Schedule 5.19(d)	List of Reconciliations of Interests, Social Plans and Equivalent Agreements
Schedule 5.19(e)	Pension Schemes
Schedule 5.22	Required Materials
Schedule 7.2	Business in the Ordinary Course
Schedule 7.3	Terminated Intragroup Agreements
Schedule 8.1(b)	Commitment to Maintain Employment of Certain Transferred Employees

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LIST OF EXHIBITS

Exhibit A	Definitions
Exhibit B	Copies of Change in Control Agreements
Exhibit C	Data Room Index
Exhibit D	Sample Calculation of Indebtedness
Exhibit E	Knowledge of Sellers
Exhibit F	Due Inquiry Individuals
Exhibit G	Management Accounts
Exhibit H	Methodologies
Exhibit I	Reference Date Accounts
Exhibit J	Target Working Capital
Exhibit K	Transferred Companies
Exhibit L	Sample Calculation of Working Capital

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EXHIBIT A

DEFINITIONS
“Acquired Interests” shall mean the Transferred Shares and the Transferred Assets collectively.

“Acquiring Person” shall have the meaning set forth in Section 7.7(c).

“Acquisition” shall have the meaning set forth in Section 7.7(c).

“Adjustment Amount” shall have the meaning set forth in Section 2.2.3(c).

“Affiliates” shall mean any Person that directly, or indirectly through one or more Persons, Controls, is Controlled by, or is under common Control with, the Person specified.

“Aggregate Maximum Liability” shall have the meaning set forth in Section 11.6(a)(iv).

“Agreement” shall have the meaning set forth in the recitals.

“Asset Buyer” shall have the meaning set forth in the recitals.

“Asset Seller” shall have the meaning set forth in the recitals.

“Assumed Liabilities” shall have the meaning set forth in Section 1.4.1.

“Business” shall have the meaning set forth in the Preamble.

“Business Day” shall mean any day which is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in Germany, the United States of America, the United Kingdom or France.

“Buyers” shall have the meaning set forth in the recitals.

“Buyers’ Conditions” shall have the meaning set forth in Section 3.1.

“Buyer Indemnified Party” shall have the meaning set forth in Section 11.2(a).

“Buyer Indemnifying Party” shall have the meaning set forth in Section 11.1.

“Ceiling Grid Business” shall have the meaning set forth in the Preamble.

“Buyers’ Guarantees” shall have the meaning set forth in Section 6.

“Cash” shall mean cash in hand or credited to any account with a financial institution of the Transferred Companies.

“Change in Control Agreement” shall mean the agreements attached hereto as Exhibit B.

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“Closing” shall have the meaning set forth in Section 4.1(b).

“Closing Accounts” shall mean the accounts as of the Closing Date prepared in accordance with the Methodologies.

“Closing Conditions” shall have the meaning set forth in Section 3.4.

“Closing Date” shall have the meaning set forth in Section 4.1(a).

“Closing Indebtedness Statement” shall have the meaning set forth in Section 2.2.1(a).

“Closing Working Capital” shall mean the Working Capital as of the Closing Date determined on a basis consistent with the Target Working Capital.

“Closing Working Capital Statement” shall have the meaning set forth in Section 2.2.1(a).

“Closing Statements” shall have the meaning set forth in Section 2.2.1(a).

“Collective Agreements” shall have the meaning set forth in Section 5.18(b)(i).

“Compensation” shall mean the term "Compensation" as defined in the Change in Control Agreements.

“Competing Business” shall have the meaning set forth in Section 7.7(a).

“Compound Business” shall have the meaning set forth in the Preamble.

“Contracts” shall mean all contracts and agreements of any kind, commitments and binding offers, including joint venture agreements, consulting and severance agreements, acquisition and disposition agreements, security agreements, agreements relating to borrowing of money, extension of credit, agreements granting any Liens, sales agency, franchise, distribution and other marketing agreements, agreements with customers and suppliers, leases, including leases of real property, orders and licenses.

“Control” as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management of that Person, whether through ownership of voting securities or otherwise. The terms “Controlling” and “Controlled” shall be construed accordingly.

“Consent Items” shall have the meaning set forth in Section 1.5.2.

“Conversion Rate” shall mean the rate 1 EUR = 1.2426 USD.

“Copyright License Agreement” shall mean the copyright license agreement by and among United States Gypsum Company and USG Interiors, LLC, on the one hand, and a Buyer, on the other hand, to be entered into on and as of the Closing Date.

“Data Room” shall mean the Intralinks electronic data room made available to Buyers by Sellers’ Group from May 25, 2012 to July 30, 2012 in connection with the transactions contemplated by the Transaction Documents.

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“De-Minimis Amount” shall have the meaning set forth in Section 11.6(c).

“Direct Claim” shall have the meaning set forth in Section 11.4.1.

“Disclosed Information” means the information relating to the Business, the Transferred Companies and the Acquired Interests provided to the Buyers, their advisers, representatives or employees fairly disclosed in:

(i)	the document titled “Introduction to Project Dandelion” and dated January 2012;

(ii)	the document titled “Market Study Europe ready-mix filing compounds” prepared by Homburg & Partner and dated April 5, 2012;

(iii)	the document titled “Project Dandelion Financial Book” prepared by KPMG and dated May 25, 2012;

(iv)	the document titled “Management Presentation Project Dandelion” and dated April 2012;

(v)
the written answers to the questions submitted by the Buyers, their advisors, representatives or employees through the Q&A-tool in the Data Room until July 30, 2012, full copies of which are contained in the Data Room; and

(vi)	in the documents contained in the Data Room on July 30, 2012, and listed in the index to the Data Room attached hereto as Exhibit C;
copies of all documents contained in the Data Room (including Q&A) on July 30, 2012, 1 pm CET are stored on one (1) DVD, a copy of which has been received by each of the Parties and the acting notary who is requested to insert such copy into an envelope with his notarial seal. For the purposes of this Agreement, a “fair disclosure” means disclosure that could be concluded or derived by observing the diligence of a prudent business man, including had the Buyers made due inquiries with Sellers or their advisors or had they reviewed information that is publicly available.

“Dispute” shall have the meaning set forth in Section 13.7(a).

“Disputed Items” shall have the meaning set forth in Section 2.2.2(a).

“Distributions” shall have the meaning set forth in Section 7.9(a).

“Employee Plans” shall have the meaning set forth in Section 5.19(a).

“Environmental Cap” shall have the meaning set forth in Section 11.6(a)(iii).

“Environmental Damage” shall have the meaning set forth in Section 12.1(a).

“Environmental Indemnification Claim” shall have the meaning set forth in Section 12.2(a).

“Environmental Law” shall have the meaning set forth in Section 12.1(b).

“Environmental Permits” shall mean any permit issued, granted or given by any Governmental Authority and required under Environmental Laws for the conduct of the Business as currently conducted.

“Estimated Closing Cash” shall mean the amount of Cash as of the Closing Date as estimated by

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Sellers’ Representative prior to the Closing Date pursuant to Section 2.1(a)

“Estimated Closing Indebtedness” shall mean the amount of Indebtedness as of the Closing Date as estimated by Sellers’ Representative prior to the Closing Date pursuant to Section 2.1(a).

“Estimated Closing Indebtedness Assets” shall mean the amount of Indebtedness Assets as of the Closing Date as estimated by Sellers’ Representative prior to the Closing Date pursuant to Section 2.1(a).

“Estimated Closing Indebtedness Liabilities” shall mean the amount of Indebtedness Liabilities as of the Closing Date as estimated by Sellers’ Representative prior to the Closing Date pursuant to Section 2.1(a).

“Estimated Closing Working Capital” shall mean the amount of Closing Working Capital as of the Closing Date as estimated by Sellers’ Representative prior to the Closing Date pursuant to Section 2.1(a).

“Exhibits” shall mean the exhibits to this Agreement.

“Facilities” shall mean the (i) production facility of the Target Company at Metallstraße 1, 41751 Viersen, Germany; (ii) the sales office and storage area of the Target Company at Bergkällavägen 34, Sweden; (iii) the production facility of Antwerp Slitter at Terminal Zuid, Haven 104, 2030 Antwerpen, Belgium; (iv) the sales office of USG Interiors Espana S.L. at C/Juan Ramon Jimenez, 9, 28 036 Madrid, Spain; (v) the head office of USG France S.A.S. at 32 Rue de la Grande Fontaine, 78100 Saint-Germain-en-Laye, France; (vi) the production facilities of USG France S.A.S. at Z.I. Nord, 9 Rue des Livraindières, 28100 Dreux, France; (vii) the production facility of USG Interiors Hellas E.P.E. at Agrotemaxio 592, P.O.1362, 57022, N.Magnisia Thessaloniki, Greece; (viii) the production facility of USG Leasing RUS LLC at 192102, St. Petersburg, Salov Road, etc. 45F, Russia; (ix) the production facility of USG Building Systems RUS LLC at 456442, Chebarkul, Stantsyonnaya ul. 49D, Russia; (x) the production facility of USG (U.K.) at 1 Swan Road, South West Industrial Estate, Peterlee, Co. Durham, SR8 2HS, United Kingdom; (xi) the sales office of USG Interiors Hellas E.P.E. at Akad. Metodi Popov Str., bl. 48, entr. V, fl. 2, 1113 Sofia, Bulgaria; (xii) the sales offices of the Target Company at Meza iela 4, Riga, Latvia, LV 1048, (xiii) the sales office of the Target Company at  ul Byslawska 82, p.315, 04-994 Warszawa, Poland, and (xiv) Cakmak Mah. Ikbal Cad. Mercimek Sok. Camli Sit., A Blok D:2 34770 Umraniye/ Istanbul, Turkey.

“Final Closing Accounts” shall have the meaning set forth in Section 2.2.2(d).

“Final Closing Statements” shall have the meaning set forth in Section 2.2.2(d).

“Final Purchase Price” shall have the meaning set forth in Section 2.2.3(e).

“Final Indebtedness” shall have the meaning set forth in Section 2.2.3(b).

“Final Working Capital” shall have the meaning set forth in Section 2.2.3(a).

“First Indemnification Period” shall have the meaning set forth in Section 11.6(a)(ii).

“Governmental Approvals” shall mean the approvals or consents from Governmental Authorities,

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or the passage of time required by Law, required for the consummation the transactions contemplated in this Agreement as listed in Schedule 3.3(a).

“Governmental Authority” shall mean any supranational, national, federal, state, provincial, country, municipal or local government, foreign or domestic, or the government of any political subdivision of any of the foregoing, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including any authority or other quasi-governmental entity established by any of the foregoing governmental authorities to perform any of such functions.

“Grants” shall have the meaning set forth in Section 5.12.

“Group Insurance Policies” shall mean Sellers’ Group insurance policies applicable to the Transferred Companies, the Transferred Assets and the Business to be terminated at Closing.

“Hazardous Material” shall have the meaning set forth in Section 12.1(c).

“Indebtedness” shall mean the result of the aggregate Indebtedness Liabilities plus the aggregate Cash plus the aggregate Indebtedness Assets. A sample calculation of the Indebtedness for the financial year 2011 based on the principles set out in this definition of Indebtedness is attached hereto as Exhibit D.

“Indebtedness Assets” shall mean the aggregate amount of (i) marketable securities of the Transferred Companies, (ii) any other cash equivalent of the Transferred Companies and (iii) loans by the Transferred Companies to any third party debtor (including any member of the Sellers’ Group, other than the Transferred Companies or the Asset Seller).

“Indebtedness Liabilities” shall mean the result of (a) the aggregate amount of bank loans, bonds, facilities, overdrafts or presently used lines of credit owed by the Transferred Companies to any creditor, including any member of the Sellers’ Group (other than the Transferred Companies or the Asset Seller) plus (b) liabilities derived from dividends declared but not yet paid out.

“Indemnifiable Taxes” shall have the meaning set forth in Section 11.2(b).

“Indemnified Party” shall have the meaning set forth in Section 11.4.1.

“Indemnifying Party” shall have the meaning set forth in Section 11.4.1.

“Independent Accounting Firm” shall have the meaning set forth in Section 2.2.2(b).

“Individual Insurance Policies” shall mean the insurance policies applicable to the Transferred Companies, the Transferred Assets and the Business, except for the Group Insurance Policies.

“Insurance Policies” shall mean the Individual Insurance Policies and the Group Insurance Policies.

“Intellectual Property” means the rights associated with or arising out of any of the following: (i) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures; (ii) trade secret rights and corresponding rights in confidential information

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and other non-public information (whether or not patentable), including formulas, compositions, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information; (iii) all copyrights, copyrightable works, rights in databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship; (iv) all trademarks, service marks, logos, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith; (v) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Inventory” shall mean all inventories of goods, raw materials, auxiliary materials, supplies, parts, spare parts, maintenance parts, work-in-process and finished goods.

“IP License” shall have the meaning set forth in Section 5.17(b).

“Knauf Group” shall mean Knauf Gips KG and Gebr. Knauf Verwaltungsgesellschaft KG or any of the companies being Affiliates, including but not limited to the Share and Asset Buyer, to the aforementioned companies.

“Knowledge of Sellers”, “to Sellers’ Knowledge” and other similar terms shall mean the actual knowledge (positive Kenntnis) of the individuals listed in Exhibit E to this Agreement or the deemed knowledge of the individuals listed in Exhibit E after having made due inquiry with the individuals listed in Exhibit F to this Agreement.

“KPMG Financial Book” shall mean the financial report as of May 25, 2012 prepared by KPMG AG Wirtschaftsprüfungsgesellschaft, Stuttgart, Germany, and addressed to USG Interiors, Inc.

“Law” shall mean any applicable statutes, laws, rules, regulations, orders, ordinances, codes and decrees other than any European Directive not yet implemented in the relevant jurisdiction's legal system, in force and with an implementation date effective on or before the Closing Date.

“Leased Real Property” shall have the meaning set forth in Section 5.7(a).

“Liability” shall mean liabilities or obligations of any nature, whether known or unknown, whether absolute, accrued, contingent, due or to become due, and whether or not required to be reflected on a balance sheet.

“License Agreements” shall mean the Copyright License Agreement, the Trade Secrets License Agreement, the Trademark License Agreement and the Trademark and Domain Name License Agreement.

“Licensed IP” shall have the meaning set forth in Section 5.17(b).

“Liens” shall mean any lien, security interests, claims, prior assignments, mortgages, charges,

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pledges, conditional sales contracts, collateral security arrangements and other title retention arrangements, restrictions (including, in the case of real property, rights of way, use restrictions, and other reservations or limitations of any nature) or encumbrances whatsoever.

“Losses” shall mean any and all liabilities, losses, damages (excluding any indirect or consequential damages such as, without limitation, loss of products, loss of profits or loss of revenues, loss of contracts or loss of goodwill), payments, reasonable out of pocket costs and expenses (including interests and reasonable attorneys' fees). Losses shall not include internal salaries and other internal corporate general and administrative costs.

“Main Liability Cap” shall have the meaning set forth in Section 11.6(a)(ii).

“Management Accounts” shall mean the quarterly accounts prepared by the management of the Target Company for the first quarter of 2012 as being attached as Exhibit G.

“Material Adverse Effect” shall mean any event, occurrence or fact, (a) which occurs or arises at any time between the date hereof and the Closing Date, (b) which is not caused totally or partially by: (i) general financial, economic, market, or political conditions, including, without limitations, those affecting Greece or Spain; (ii) economic or business conditions affecting the building materials industry generally; (iii) any act or omission by the Buyers or any of their Affiliates, (iv) any transactions contemplated by this Agreement, (c) which materially and adversely affects or changes the Business and the Transferred Companies taken as a whole, and (d) which shall not have been cured in all material respects by the Sellers prior to the Closing Date.

“Material Consents” shall have the meaning set forth in Section 1.5.2(a).

“Material Contracts” shall have the meaning set forth in Section 5.8(a).

“Methodologies” shall mean the methodologies described in Exhibit H.

“Mutual Conditions” shall have the meaning set forth in Section 3.3.

“Negotiation Period” shall have the meaning set forth in Section 2.2.2(b).

“Non-Assignable Items” shall have the meaning set forth in Section 1.5.1.

“Notice” shall have the meaning set forth in Section 11.4.1.

“Objection” shall have the meaning set forth in Section 2.2.2(a).

“Opted Real Property” shall have the meaning set forth in Section 5.7(a).

“Owned Fixed Assets” shall have the meaning set forth in Section 5.6(a).

“Owned IP” shall have the meaning set forth in Section 5.17(a).

“Owned Real Property” shall have the meaning set forth in Section 5.7(a).

“Party(ies)” shall have the meaning set forth in the recitals.

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“Patent Assignment Agreement” shall mean that patent assignment agreement by and among United States Gypsum Company and USG Interiors, LLC, on the one hand, and Share Buyer, on the other hand, to be entered into on and as of the Closing Date.

“Pension Schemes” shall have the meaning set forth in Section 5.19(e).

“Permitted Liens” shall mean:

(a)	liens for Tax, assessments or government charges or levies not yet due and delinquent or being contested in good faith;

(b)	easements and encroachments; and

(c)
retention of title and provisions entered into in the ordinary course of business consistent with past practice which in any such case do not impair in any material respect the conduct of the Business, or the use or value of any of the Transferred Assets used at Closing.

“Permits” shall mean all licenses, permits and approvals issued by any Governmental Authority used or necessary for the conduct of the Business as currently conducted.

“Person” shall mean any individual, corporation, partnership, joint venture, association or any other entity and any Governmental Authority.

“Purchase Price” shall have the meaning set forth in Section 2.1(b).

“Preamble” shall mean the preamble to this Agreement.

“Real Property” shall have the meaning set forth in Section 5.7(a).

“Reference Date Accounts” shall mean the financial statements of each of the Transferred Companies and the Asset Seller as of and for the year ended December 31, 2011, audited or unaudited, as the case may be and indicated therein, and attached as Exhibit I hereto.

“Reference Date” shall mean December 31, 2011.

“Related Agreements” shall mean the License Agreements and the Patent Assignment Agreement in substantially the form attached hereto as Schedules.

“Required Antitrust Authorities” shall have the meaning set forth in Section 8.5(a).

“Required Materials” shall have the meaning set forth in Section 5.22.

“Restructuring” shall have the meaning set forth in Section 7.9.

“Restructuring Steps” shall mean the activities described in Schedule 3.3(b).

“Retained Assets” shall have the meaning set forth in Section 1.3.2.

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“Retained Contracts” shall have the meaning set forth in Section 1.3.2(d).

“Retained IP” shall have the meaning set forth in Section 1.3.2(e).

“Retained Liabilities” shall have the meaning set forth in Section 1.4.2.

“Retained Names” shall have the meaning set forth in Section 8.2.

“Retained Pension Plan” shall have the meaning set forth in Section 1.3.2(f).

“Review Period” shall have the meaning set forth in Section 2.2.2(a).

“Schedules” shall have the meaning set forth in Section 11.9(a).

“Second Indemnification Period” shall have the meaning set forth in Section 11.6(a)(iii).

“Sellers” shall have the meaning set forth in the recitals.

“Sellers’ Conditions” shall have the meaning set forth in Section 3.2.

“Sellers’ Group” shall mean Sellers’ Representative and its Affiliates.

“Sellers’ Guarantees” shall have the meaning set forth in Section 5.

“Seller Indemnified Party” shall have the meaning set forth in Section 11.1.

“Seller Indemnifying Party” shall have the meaning set forth in Section 11.2.

“Sellers’ Representative” shall have the meaning set forth in Section 13.1.

“Share Buyer” shall have the meaning set forth in the recitals.

“Shares” shall mean 100% of the shares in the Target Company.

“Share Seller” shall have the meaning set forth in the recitals.

“Tangible Personal Property” shall have the meaning set forth in Section 1.3.1(c).

“Target Company” shall mean USG Deutschland GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) with its registered seat in Viersen, Germany, and registered with the commercial register at the local court (Amtsgericht) of Mönchengladbach under HRB 9620.

“Target Working Capital” shall mean twelve million nine hundred forty-two thousand Euros (EUR 12,942,000). The basis for the calculation is set forth in Exhibit J.

“Tax” means any federal, state or local tax, including net income, corporation, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, license, salary withholding / wage, other withholding, excise, severance, stamp, occupation, premium, property or windfall profits

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taxes, customs duties, social security contributions, de-grouping or similar charges (including equivalent impositions under the laws of any other jurisdiction), or other taxes or public contributions (Beiträge, Gebühren), irrespective whether (i) owed as tax payer or as a successor liability, a secondary liability or a joint liability, (ii) assessed, to be withheld or payable by law or (iii) owed pursuant to a contractual tax indemnification obligation based e.g. on sales agreements or tax allocation agreements (Steuerumlageverträge), together with any interest and any penalties, additions to tax or additional amounts within the meaning of section 3 para. 4 of the German Tax Code or any equivalent levy under the laws of any other jurisdiction imposed by any domestic or foreign Taxing Authority.

“Tax Indemnification Payment” shall have the meaning as set forth in Section 11.2(b).

“Tax Returns” shall mean any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with respect to any Tax.

“Taxing Authority” shall mean any Governmental Authority responsible for the assessment, imposition, collection or administration of any Tax.

“Territory” shall mean (i) central and eastern region (which shall comprise Albania, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, Georgia, Germany, Greece, Hungary, Iceland, Israel, Italy, Kazakhstan, Latvia, Lithuania, Northern Cyprus, Kosovo, Gibraltar, Faroe Islands, Abkhazia, Ukraine, Turkey, Switzerland, Sweden, Slovenia, Slovakia, Serbia, San Marino, Russia, Romania, Poland, Norway, Netherlands, Montenegro, Moldova, Malta, Republic of Macedonia, Luxembourg, Kyrgyzstan, Tajikistan, Turkmenistan and Uzbekistan) and (ii) west region (which shall comprise Liechtenstein, Andorra, France, Ireland, Monaco, Portugal, Spain, United Kingdom, Guernsey, Isle of Man and Jersey).

“Tenders” shall have the meaning set forth in Section 1.5.3(a).

“Terminated Intragroup Agreements” shall have the meaning set forth in Section 7.3.

“Third Party Claim” shall have the meaning set forth in Section 11.4.1.

“Third Party Consent” shall have the meaning set forth in Section 1.5.1.

“Third Person” shall mean any Person other than the Parties or any of their Affiliates.

“Threshold Amount” shall have the meaning set forth in Section 11.6(b).

“Trade Secrets License Agreement” shall mean the trade secret license agreement by and among United States Gypsum Company and USG Interiors, LLC, on the one hand, and Share Buyer, on the other hand, to be entered into on and as of the Closing Date.

“Trademark License Agreement” shall mean the trademark license agreement by and among United States Gypsum Company and USG Interiors, LLC, on the one hand, and Share Buyer, on the other hand, to be entered into on and as of the Closing Date.

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“Trademark and Domain Name License Agreement” shall mean the trademark and domain name license agreement by and among USG Corporation, on the one hand, and Share Buyer, on the other hand, to be entered into on and as of the Closing Date.

“Transaction Documents” shall mean this Agreement, the Related Agreements and all other agreements and instruments executed and delivered or to be executed and delivered in connection herewith.

“Transferred Assets” shall have the meaning set forth in Section 1.3.1.

“Transferred Companies” shall mean those companies listed at Exhibit K hereto.

“Transferred Contracts” shall have the meaning set forth in Section 1.3.1(e).

“Transferred Employees” shall mean (i) the Transferred UK Employees and (ii) all employees of the Transferred Companies, as listed in Schedule 5.18(a).

“Transferred IP” shall have the meaning set forth in Section 1.3.1(d).

“Transferred Shares” shall mean (i) the Shares and (ii) the shares or interests (directly or indirectly) held by the Target Company in the other Transferred Companies.

“Transferred UK Employees” shall have the meaning set forth in Section 8.1(a).

“Transfer Taxes” shall have the meaning set forth in Section 9.5(a).

“Unadjusted Purchase Price” shall have the meaning set forth in Section 2.1(c)(ii).

“UKVATA” shall have the meaning set forth in Section 5.7(a).

“Uncapped Indemnity” shall have the meaning set forth in Section 11.6(a)(i).

“US GAAP” means the standards and interpretations known as the “United Stated Generally Accepted Accounting Principles”.

“VAT Order” shall have the meaning set forth in Section 6.6(a)(v).

“Working Capital” shall mean the working capital of the Acquired Interests to be determined as follows:

1.
customer receivables (unpaid invoices minus customer rebates minus quality reserves (as set out in the KPMG Financial Book on page 118) after reserve for bad debt (as set out in the KPMG Financial Book on page 115)); PLUS

2.	Inventory after reserve for slow-moving, obsolete and damaged items (as set out in the KPMG Financial Book on page 110); MINUS

3.	accounts payable (as set out in the KPMG Financial Book on pages 26 and 113) and inter-company payables and intra-company payables (except for the loans granted by the Target

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Company to USG Ventures-Europe GmbH) (both as set out in the KPMG Financial Book on pages 26, 111 and 131).
A sample calculation of the Working Capital for the financial year 2011 based on the principles set out in this definition of Working Capital is attached hereto as Exhibit L.

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